                                                                   EXHIBIT 10.29

                      AMENDED AND RESTATED CREDIT AGREEMENT

                          DATED AS OF NOVEMBER 24, 2003

                                      AMONG

                       CABOT MICROELECTRONICS CORPORATION,

                         VARIOUS FINANCIAL INSTITUTIONS

                                       AND

                       LASALLE BANK NATIONAL ASSOCIATION,
                             AS ADMINISTRATIVE AGENT

                                       AND

                    NATIONAL CITY BANK OF MICHIGAN/ILLINOIS,
                              AS SYNDICATION AGENT

                                TABLE OF CONTENTS

                                                                                                          Page
                                                                                                          ----
SECTION 1   DEFINITIONS................................................................................     1

      1.1   Definitions................................................................................     1

      1.2   Other Interpretive Provisions..............................................................    13

SECTION 2   COMMITMENTS OF THE BANKS, BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES............    14

      2.1   Commitments................................................................................    14
            2.1.1    Revolving Loan Commitment.........................................................    14
            2.1.2    Swing Line Loan Commitment........................................................    14
            2.1.3    L/C Commitment....................................................................    14

      2.2   Loan Procedures............................................................................    15
            2.2.1    Various Types of Loans............................................................    15
            2.2.2    Revolving Loan Borrowing Procedures...............................................    15
            2.2.3    Conversion and Continuation Procedures............................................    16
            2.2.4    Swing Line Loan Borrowing Procedures..............................................    17

      2.3   Letter of Credit Procedures................................................................    19
            2.3.1    L/C Applications..................................................................    19
            2.3.2    Participations in Letters of Credit...............................................    19
            2.3.3    Reimbursement Obligations.........................................................    19
            2.3.4    Limitation on Obligations of Issuing Bank.........................................    20
            2.3.5    Funding by Banks to Issuing Bank..................................................    20

      2.4   Commitments Several........................................................................    20

      2.5   Certain Conditions.........................................................................    21

      2.6   Renewal Options............................................................................    21

      2.7   New Revolving Loans........................................................................    22

SECTION 3   NOTES EVIDENCING LOANS.....................................................................    23

      3.1   Notes......................................................................................    23

      3.2   Recordkeeping..............................................................................    23

SECTION 4   INTEREST...................................................................................    24

      4.1   Interest Rates.............................................................................    24

      4.2   Interest Payment Dates.....................................................................    24

      4.3   Setting and Notice of Eurodollar Rates.....................................................    24

      4.4   Computation of Interest....................................................................    24

SECTION 5   FEES.......................................................................................    25

      5.1   Non-Use Fee................................................................................    25

      5.2   Letter of Credit Fees......................................................................    25

      5.3   Upfront Fees...............................................................................    25

      5.4   Administrative Agent's Fees................................................................    25

      5.5   Other Due Fees and Other Amounts...........................................................    26

SECTION 6   REDUCTION OR TERMINATION OF THE REVOLVING LOAN COMMITMENTS; PREPAYMENTS....................    26

      6.1   Reduction or Termination of the Revolving Loan Commitments.................................    26
            6.1.1    Voluntary Reduction or Termination of the Revolving Loan Commitments..............    26
            6.1.2    Mandatory Reductions of the Revolving Loan Commitments............................    26
            6.1.3    Intentionally Omitted.............................................................    26
            6.1.4    All Reductions of the Revolving Loan Commitments..................................    26

      6.2   Prepayments................................................................................    26
            6.2.1    Voluntary Prepayments.............................................................    26
            6.2.2    Mandatory Prepayments.............................................................    26

      6.3   All Prepayments............................................................................    27

SECTION 7   MAKING AND PRORATION OF PAYMENTS, SETOFF, TAXES............................................    27

      7.1   Making of Payments.........................................................................    27

      7.2   Application of Certain Payments............................................................    27

      7.3   Due Date Extension.........................................................................    28

      7.4   Waiver of Setoff Rights....................................................................    28

      7.5   Proration of Payments......................................................................    28

      7.6   Taxes......................................................................................    28

SECTION 8   INCREASED COSTS; SPECIAL PROVISIONS FOR EURODOLLAR LOANS...................................    29

      8.1   Increased Costs............................................................................    29

      8.2   Basis for Determining Interest Rate Inadequate or Unfair...................................    31

      8.3   Changes in Law Rendering Eurodollar Loans Unlawful.........................................    31

      8.4   Funding Losses.............................................................................    32

      8.5   Right of Banks to Fund through Other Offices...............................................    32

      8.6   Discretion of Banks as to Manner of Funding................................................    32

      8.7   Mitigation of Circumstances; Replacement of Banks..........................................    32

      8.8   Conclusiveness of Statements; Survival of Provisions.......................................    33

SECTION 9   REPRESENTATIONS AND WARRANTIES.............................................................    33

      9.1   Organization...............................................................................    33

      9.2   Authorization; No Conflict.................................................................    33

      9.3   Validity and Binding Nature................................................................    34

      9.4   Financial Condition........................................................................    34

      9.5   No Material Adverse Change.................................................................    34

      9.6   Litigation and Contingent Liabilities......................................................    34

      9.7   No Materially Adverse Contracts, etc.......................................................    34

      9.8   Compliance.................................................................................    35

      9.9   Taxes......................................................................................    35

      9.10  Information................................................................................    35

      9.11  Solvency...................................................................................    35

      9.12  No Default.................................................................................    35

      9.13  Use of Proceeds............................................................................    36

      9.14  Subsidiaries...............................................................................    36

      9.15  Ownership of Properties; Liens.............................................................    36

      9.16  Intellectual Property......................................................................    36

      9.17  Insurance..................................................................................    36

      9.18  Investment Company Act; Public Utility Holding Company Act.................................    36

      9.19  Regulations T, U and X.....................................................................    36

      9.20  Securities Matters.........................................................................    36

      9.21  Pension and Welfare Plans..................................................................    37

      9.22  Environmental Matters......................................................................    37

      9.23  Labor Matters..............................................................................    38

      9.24  Disclosure.................................................................................    38

      9.25  Survival of Warranties.....................................................................    38

SECTION 10  COVENANTS..................................................................................    39

      10.1  Reports, Certificates and Other Information................................................    39
            10.1.1   Annual Report.....................................................................    39
            10.1.2   Interim Reports...................................................................    39
            10.1.3   Compliance Certificates...........................................................    39
            10.1.4   Reports to the SEC and to Shareholders............................................    39
            10.1.5   Notice of Default, Litigation and ERISA Matters...................................    40
            10.1.6   Management Reports................................................................    40
            10.1.7   Projections.......................................................................    41
            10.1.8   Debt Notices......................................................................    41
            10.1.9   Other Information.................................................................    41

      10.2  Books, Records and Inspections.............................................................    41

      10.3  Compliance with Laws; Payment of Taxes and Liabilities.....................................    41

      10.4  Maintenance of Property; Insurance.........................................................    41

      10.5  Maintenance of Existence, etc..............................................................    42

      10.6  Financial Covenants........................................................................    42
            10.6.1   Leverage Ratio....................................................................    42
            10.6.2   Interest Coverage Ratio...........................................................    42
            10.6.3   Minimum Net Worth.................................................................    42

      10.7  Limitations on Debt........................................................................    42

      10.8  Liens......................................................................................    43

      10.9  Operating Leases...........................................................................    44

      10.10 Restricted Payments........................................................................    45

      10.11 Mergers, Consolidations, Acquisitions, Sales...............................................    45

      10.12 Modification of Documents..................................................................    46

      10.13 Use of Proceeds............................................................................    46

      10.14 Further Assurances.........................................................................    46

      10.15 Transactions with Affiliates...............................................................    47

      10.16 Employee Benefit Plans.....................................................................    47

      10.17 Environmental Matters......................................................................    47

      10.18 Inconsistent Agreements....................................................................    47

      10.19 Investments................................................................................    47

      10.20 Fiscal Year................................................................................    48

SECTION 11  EFFECTIVENESS, CONDITIONS OF LENDING, ETC..................................................    48

      11.1  Initial Credit Extension...................................................................    48
            11.1.1   Loan Documents....................................................................    49
            11.1.2   Constitutive Documents............................................................    49
            11.1.3   Consents, etc.....................................................................    49
            11.1.4   Guaranty..........................................................................    49
            11.1.5   Opinions of Counsel...............................................................    49
            11.1.6   Intentionally Omitted.............................................................    49
            11.1.7   Intentionally Omitted.............................................................    49
            11.1.8   Payment of Fees...................................................................    49
            11.1.9   Solvency Certificate..............................................................    49
            11.1.10  Closing Certificate...............................................................    50
            11.1.11  Other.............................................................................    50

      11.2  Conditions.................................................................................    50
            11.2.1   Compliance with Warranties, No Default, etc.......................................    50
            11.2.2   Confirmatory Certificate..........................................................    50
            11.2.3   No Legal Impediment...............................................................    50

SECTION 12  EVENTS OF DEFAULT AND THEIR EFFECT.........................................................    50

      12.1  Events of Default..........................................................................    50
            12.1.1   Non-Payment of the Loans, etc.....................................................    51
            12.1.2   Non-Payment of Other Debt.........................................................    51

            12.1.3   Other Material Obligations........................................................    51
            12.1.4   Bankruptcy, Insolvency, etc.......................................................    51
            12.1.5   Non-Compliance with Loan Documents................................................    51
            12.1.6   Representation and Warranties.....................................................    52
            12.1.7   Pension Plans.....................................................................    52
            12.1.8   Judgments.........................................................................    52
            12.1.9   Intentionally Omitted.............................................................    52
            12.1.10  Invalidity of Guaranty, etc.......................................................    52
            12.1.11  Change of Control.................................................................    52
            12.1.12  Injunctions.......................................................................    53
            12.1.13  Work Stoppages....................................................................    53
            12.1.14  Loss of Licenses or Permits.......................................................    53
            12.1.15  Forfeitures.......................................................................    53
            12.1.16  Cancellation, Invalidity of Loan Documents........................................    53

      12.2  Effect of Event of Default.................................................................    53

SECTION 13  THE AGENTS.................................................................................    54

      13.1  Appointment and Authorization..............................................................    54

      13.2  Delegation of Duties.......................................................................    54

      13.3  Liability of Agents........................................................................    54

      13.4  Reliance by Agents.........................................................................    55

      13.5  Notice of Default..........................................................................    55

      13.6  Credit Decision............................................................................    55

      13.7  Indemnification............................................................................    56

      13.8  Agents in Individual Capacity..............................................................    56

      13.9  Successor Agents...........................................................................    57

      13.10 Syndication Agent..........................................................................    57

SECTION 14  GENERAL....................................................................................    57

      14.1  Waiver; Amendments.........................................................................    57

      14.2  Confirmations..............................................................................    58

      14.3  Notices....................................................................................    58

      14.4  Computations...............................................................................    58

      14.5  Regulation U...............................................................................    58

      14.6  Costs, Expenses and Taxes..................................................................    59

      14.7  Subsidiary References......................................................................    59

      14.8  Captions...................................................................................    59

      14.9  Assignments; Participations................................................................    59
            14.9.1   Assignments.......................................................................    59
            14.9.2   Participations....................................................................    60

      14.10 Governing Law..............................................................................    61

      14.11 Counterparts...............................................................................    61

      14.12 Successors and Assigns.....................................................................    61

      14.13 Indemnification by the Company.............................................................    61

      14.14 Nonliability of Lenders....................................................................    62

      14.15 Forum Selection and Consent to Jurisdiction................................................    62

      14.16 Waiver of Jury Trial.......................................................................    63

      14.17 Confidentiality............................................................................    63

SCHEDULES

Pricing Schedule

SCHEDULE 2.1      Banks and Pro Rata Shares
SCHEDULE 9.6      Litigation and Contingent Liabilities
SCHEDULE 9.14     Subsidiaries
SCHEDULE 9.16     Intellectual Property
SCHEDULE 9.17     Insurance
SCHEDULE 9.21     Pension and Welfare Plans
SCHEDULE 9.22     Environmental Matters
SCHEDULE 10.7     Existing Debt
SCHEDULE 10.8     Existing Liens
SCHEDULE 10.9     Existing Operating Leases
SCHEDULE 10.19    Investments
SCHEDULE 14.3     Addresses for Notices

                                    EXHIBITS

EXHIBIT A-1       Form of Revolving Note (Section 3.1)

EXHIBIT A-2       Form of Swing Line Note (Section 3.1)

EXHIBIT B         Form of Compliance Certificate (Section 10.1.3)

EXHIBIT C         Form of Guaranty (Section 1.1)

EXHIBIT D         Form of Joinder Agreement (Section 1.1)

EXHIBIT E         Form of Opinion of Neal Gerber & Eisenberg (Section 11.1.5)

EXHIBIT F         Form of Assignment Agreement (Section 14.9.1)

EXHIBIT G         Form of Solvency Certificate (Section 11.1.9)

                      AMENDED AND RESTATED CREDIT AGREEMENT

         THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 24, 2003 (this "Agreement"), is entered into among CABOT MICROELECTRONICS CORPORATION (the "Company"), the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the "Banks"), LASALLE BANK NATIONAL ASSOCIATION (in its individual capacity, "LaSalle"), as administrative agent and issuing bank for the Banks, and NATIONAL CITY BANK OF MICHIGAN/ILLINOIS, a national banking association (in its individual capacity, "National City"), as syndication agent for the Banks.

         WHEREAS, the Company, LaSalle, National City and U.S. Bank National Association (LaSalle, National City and U.S. Bank National Association being referred to herein as the "Existing Banks"), the Administrative Agent, the Issuing Bank and the Syndication Agent entered into that certain Credit Agreement dated as of July 10, 2001 (the "Original Credit Agreement"), as amended by that certain First Amendment to Credit Agreement dated as of February 5, 2002 (the "First Amendment") and as further amended by that certain Second Amendment to Credit Agreement dated as of August 1, 2003 (the "Second Amendment") (the Original Credit Agreement, as amended by the First Amendment and the Second Amendment, hereinafter is referred to as the "Existing Credit Agreement"), pursuant and subject to the terms and conditions of which, among other things, the Existing Banks and the Issuing Bank agreed to make available to the Company term loans and a revolving credit facility (which includes letters of credit) upon the terms and conditions set forth herein;

         WHEREAS, the Company, the Existing Banks, the Administrative Agent, the Issuing Bank and the Syndication Agent desire to amend and restate the Existing Credit Agreement in its entirety on the terms and conditions set forth in this Agreement;

         WHEREAS, the Company, the Existing Banks, the Administrative Agent, the Issuing Bank and the Syndication Agent desire for Bank One, NA to become a party, as a Bank, to the Existing Credit Agreement, as amended and restated in its entirety on the terms and conditions set forth in this Agreement, and Bank One, NA desires to become a party, as a Bank, to the Existing Credit Agreement, as amended and restated in its entirety on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree that the Existing Credit Agreement is amended and restated in its entirety as follows:

                                    SECTION 1
                                   DEFINITIONS

         1.1 Definitions. When used herein the following terms shall have the following meanings:

         Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a

Person, or of all or substantially all of any division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person.

         Administrative Agent means LaSalle in its capacity as administrative agent for the Banks hereunder and any successor thereto in such capacity.

         Affected Loan - see Section 8.3.

         Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person and (b) any officer or director of such Person. A Person shall be deemed to be "controlled by" any other Person if such Person possesses, directly or indirectly, power to vote 5% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

         Agent means the Administrative Agent or the Syndication Agent.

         Agreement - see the Preamble.

         Asset Sale means the sale, lease, assignment or other transfer for value (each a "Disposition") by the Company or any Subsidiary to any Person (other than the Company or any Subsidiary) of any asset or right of the Company or such Subsidiary other than (a) the Disposition of any asset which is to be replaced, and is in fact replaced, within 30 days with another asset performing the same or a similar function, (b) the Disposition of inventory in the ordinary course of business and (c) the Disposition of obsolete or unusable items of inventory or equipment.

         Assignment Agreement - see Section 14.9.1.

         Attorney Costs means, with respect to any Person, all reasonable fees and charges of any counsel to such Person, the reasonable allocable cost of internal legal services of such Person, all reasonable disbursements of such internal counsel and all court costs and similar legal expenses.

         Bank - see the Preamble. References to the "Banks" shall include (a) LaSalle, National City, U.S. Bank National Association and Bank One, NA, (b) any Person who becomes a party hereto pursuant to an Assignment Agreement or a Joinder Agreement and (c) the Issuing Bank; for purposes of clarification only, to the extent that LaSalle (or any successor Issuing Bank) may have any rights or obligations in addition to those of the other Banks due to its status as Issuing Bank, its status as such will be specifically referenced.

         Base Rate means at any time the greater of (a) the Federal Funds Rate plus 0.5% and (b) the Prime Rate.

         Base Rate Loan means any Loan which bears interest at or by reference to the Base Rate.

         Base Rate Margin - see the Pricing Schedule.

         Business Day means any day on which LaSalle is open for commercial banking business in Chicago, Illinois and, in the case of a Business Day which relates to a Eurodollar Loan, on which dealings are carried on in the London interbank eurodollar market.

         Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person, other than the Tuscola Unit C Agreement.

         Cash Collateralize means to deliver cash collateral to the Administrative Agent, to be held as cash collateral for outstanding Letters of Credit, in such amounts (but not in excess of 100% of the aggregate Stated Amounts of such Letters of Credit) and pursuant to documentation satisfactory to the Administrative Agent. Derivatives of such term have corresponding meanings.

         Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States government or any agency thereof (or, in the case of foreign operations, any country that is a member of the Organisation for Economic Co-operation and Development), (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case rated at least A-l by Standard & Poor's Ratings Group ("S&P") or P-l by Moody's Investors Service, Inc. ("Moody's"), including asset-backed commercial paper, (c) any certificate of deposit (or time deposits represented by such certificates of deposit) or banker's acceptance, maturing not more than one year after such time, or overnight Federal Funds transactions that are issued or sold by any Bank or its holding company or by a commercial banking institution that is a member of the Federal Reserve System (or, in the case of foreign operations, a commercial banking institution organized under the laws of a country that is a member of the Organisation for Economic Co-operation and Development) and has a combined capital and surplus and undivided profits of not less than $500,000,000, (d) any repurchase agreement entered into with any Bank (or other commercial banking institution of the stature referred to in clause (c)) which
(i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Bank (or other commercial banking institution) thereunder, (e) asset backed securities having a short term rating of at least A-l by S&P or P-l by Moody's or a long term rating of at least AAA by S&P or Aaa by Moody's, (f) money market mutual funds rated at least AAA by S&P or Aaa by Moody's, (g) tax exempt variable rate commercial paper, tax-exempt adjustable rate option tender bonds, and other tax-exempt bonds or notes issued by municipalities in the United States, having a short term rating of MIG-1 or VMIG-1 or A-1 or a long term rating of AAA by S&P or Aaa by Moody's, (h) taxable and tax-exempt auction rate preferred stock or bonds issued with a rate reset mechanism and a maximum term of 49 days issued by issuers who have a rating of at least AAA by S&P or Aaa by Moody's, (i) liquidity vehicles including demand notes and funding agreements rated at least A1 by S&P or P1 by Moody's and (j) any other financial instrument and/or investment mechanism as agreed to in writing by the Company, the Banks, the Administrative Agent, the Issuing Bank and the Syndication Agent.

         CERCLA - see Section 9.22.

         Closing Date - means November 24, 2003.

         Code means the Internal Revenue Code of 1986.

         Company - see the Preamble.

         Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

         Consolidated Net Income means, with respect to the Company and its Subsidiaries for any period, the consolidated net income (or loss) of the Company and its Subsidiaries for such period, plus non-cash losses from sales, exchanges and other dispositions of assets and other non-cash losses and minus any gains from sales, exchanges and other dispositions of assets, any other gains and any gains from discontinued operations.

         Controlled Group means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code or
Section 4001 of ERISA.

         Cumulative Net Income Available for Distribution means, as of any given date (i) fifty percent (50%) of the consolidated net income of the Company and its Subsidiaries for the period commencing June 30, 2003 through such date minus
(ii) the aggregate amount previously paid by the Company in excess of $35,000,000 during each Fiscal Year ending prior to such date and during the Fiscal Year in which such date occurs in respect of all dividends and distributions to its shareholders and all purchases and redemptions of its capital stock, other equity interests, warrants, options and other related rights.

         Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person, (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker's acceptances issued for the account of such Person (including the Letters of Credit), (f) all Hedging Obligations of such Person, (g) all Suretyship Liabilities of such Person and (h) all Debt of any partnership of which such Person is a general partner.

         Designated Proceeds - see Section 6.2.2(a).

         Disposal - see the definition of "Release".

         Dollar and the sign "$" mean lawful money of the United States of America.

         Domestic Subsidiary means each Subsidiary of the Company incorporated or organized in the United States of America or any State or territory thereof.

         EBIT means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, Interest Expense and income tax expense. EBIT for any period in which one or more Acquisitions permitted under Section 10.11 have been consummated shall be calculated on a pro forma basis so as to include the effect such Acquisitions would have had on EBIT if such Acquisitions had been consummated on the first day of such period. Such pro forma calculation shall be made only on the basis of historical audited or reviewed financial statements, without any adjustment, of the Person acquired or from whom the assets which were the subject of such Acquisition were acquired, prepared by an accounting firm of national recognition or otherwise reasonably acceptable to the Required Banks and broken down by fiscal quarter in a manner consistent with GAAP.

         EBITDA means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, Interest Expense, income tax expense, depreciation and amortization for such period. EBITDA for any period in which one or more Acquisitions permitted under
Section 10.11 have been consummated shall be calculated on a pro forma basis so as to include the effect such Acquisitions would have had on EBITDA if such Acquisitions had been consummated on the first day of such period. Such pro forma calculation shall be made only on the basis of historical audited or reviewed financial statements, without any adjustment, of the Person acquired or from whom the assets which were the subject of such Acquisition were acquired, prepared by an accounting firm of national recognition or otherwise reasonably acceptable to the Required Banks and broken down by fiscal quarter in a manner consistent with GAAP.

         Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

         Environmental Laws means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to Environmental Matters.

         Environmental Matters means any matter arising out of or relating to health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, control or cleanup of any Hazardous Substance.

         ERISA means the Employee Retirement Income Security Act of 1974.

         Eurocurrency Reserve Percentage means, with respect to any Eurodollar Loan for any Interest Period, a percentage (expressed as a decimal) equal to the daily average during such Interest Period of the percentage in effect on each day of such Interest Period, as prescribed by the FRB, for determining the aggregate maximum reserve requirements applicable to "Eurocurrency Liabilities" pursuant to Regulation D or any other then applicable regulation of the FRB which prescribes reserve requirements applicable to "Eurocurrency Liabilities" as presently defined in Regulation D.

         Eurodollar Loan means any Loan which bears interest at a rate determined by reference to the Eurodollar Rate.

         Eurodollar Margin - see the Pricing Schedule.

         Eurodollar Office means with respect to any Bank the office or offices of such Bank which shall be making or maintaining the Eurodollar Loans of such Bank hereunder. A Eurodollar Office of any Bank may be, at the option of such Bank, either a domestic or foreign office.

         Eurodollar Rate means a rate of interest equal to (a) the per annum rate of interest at which Dollar deposits in an amount comparable to the amount of the relevant Eurodollar Loan and for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period (or three (3) Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore Dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Administrative Agent in its sole discretion), divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), such rate to remain fixed for such Interest Period, or as the LIBOR Rate is otherwise determined by the Administrative Agent in its sole and absolute discretion. The Administrative Agent's determination of the LIBOR Rate shall be conclusive, absent manifest error.

         Event of Default means any of the events described in Section 12.1.

         Existing Credit Agreement - see the Preamble.

         Federal Funds Rate means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor publication, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 A.M. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

         Fee Letter Agreement means the Fee Letter dated October 27, 2003 between the Company and the Administrative Agent.

         First Amendment - see the Preamble.

         First Renewal Option - see the Section 2.6.

         Fiscal Quarter means a fiscal quarter of a Fiscal Year.

         Fiscal Year means the fiscal year of the Company and its Subsidiaries, which period shall be the 12-month period ending on September 30th of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., "Fiscal Year 2003") refer to the Fiscal Year ending on September 30th of such calendar year.

         FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

         GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

         Group - see Section 2.2.1.

         Guarantor Subsidiary means each Subsidiary of the Company which executes a Guaranty.

         Guaranty means a guaranty substantially in the form of Exhibit C.

         Hazardous Substances - see Section 9.22.

         Hedging Agreement means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

         Hedging Obligation means, with respect to any Person at any time, the liability of such Person under any Hedging Agreement at such time as determined on a mark-to-market basis.

         Increased Revolving Loan Amount Date see Section 2.7.

         Indemnified Liabilities - see Section 14.13.

         Interest Coverage Ratio means, as of the last day of any Fiscal Quarter, the ratio of (i) EBIT for the Computation Period ending on such day to
(ii) Interest Expense for such Computation Period.

         Interest Expense means for any period the consolidated interest expense of the Company and its Subsidiaries for such period (including all imputed interest on Capital Leases).

         Interest Period means, as to any Eurodollar Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a Eurodollar Loan and ending on the date one, two, three or six months thereafter as selected by the Company pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:

                  (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

                  (ii) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                  (iii) the Company may not select any Interest Period for a Revolving Loan which would extend beyond the scheduled Termination Date.

         Investment means, relative to any Person, any investment in another Person, whether by acquisition of any debt or equity security, by making any loan or advance or by becoming obligated with respect to a Suretyship Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business).

         Issuing Bank means LaSalle in its capacity as the issuer of Letters of Credit hereunder and its successors and assigns in such capacity.

         Joinder Agreement means an agreement substantially in the form of Exhibit D.

         LaSalle - see the Preamble.

         L/C Application means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Issuing Bank at the time of such request for the type of letter of credit requested.

         LC Fee Rate - see the Pricing Schedule.

         Letter of Credit - see Section 2.1.3.

         Leverage Ratio means, as of the last day of any Fiscal Quarter, the ratio of (a) Total Debt as of such day minus the aggregate amount of all cash on hand and Cash Equivalent Investments of the Company and its Subsidiaries as of such day to (b) EBITDA for the Computation Period ending on such day.

         Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

         Loan Documents means this Agreement, the Notes, the Guaranty and the L/C Applications.

         Loan Party means the Company and each Subsidiary.

         Loans means Revolving Loans, Swing Line Loans and New Revolving Loans.

         Mandatory Prepayment Event - see Section 6.2.2(a).

         Margin Stock means any "margin stock" or "margin security" as such terms are defined in Regulations U and X of the FRB.

         Master Letter of Credit Agreement means the Master Letter of Credit Agreement dated March 1, 2002 made by the Company in favor of the Issuing Bank.

         Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of the Company and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Company or any Subsidiary to perform any of its obligations under any Loan Document or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or any Subsidiary of any Loan Document.

         Mortgage Debt means Debt secured by Mortgage Liens.

         Mortgage Liens means Liens granted by the Company or any Subsidiary which attach solely to real estate and the improvements thereon.

         Multiemployer Pension Plan means a multiemployer plan, as defined in
Section 4001(a)(3) of ERISA, to which the Company or any member of the Controlled Group may have any liability.

         National City - see the Preamble.

         Net Cash Proceeds means:

                  (a) with respect to any Asset Sale the aggregate cash proceeds (including cash proceeds received by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Company or any Subsidiary pursuant to such Asset Sale net of (i) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by the Company to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such Asset Sale (other than the Loans); and

                  (b) with respect to any issuance of Debt, the aggregate cash proceeds received by the Company or any Subsidiary pursuant to such issuance, net of the direct costs of such issuance (including up-front fees, placement fees, sales commissions and legal, accounting and investment banking fees).

         Net Worth means at any date the consolidated net worth of the Company and its Subsidiaries as of such date as determined in accordance with GAAP.

         New Bank means any Person who provides a New Revolving Loan Commitment pursuant to Section 2.7.

         New Revolving Loan - see Section 2.7.

         New Revolving Loan Commitment - see Section 2.7.

         Non-Use Fee Rate - see the Pricing Schedule.

         Note - means a Revolving Note or a Swing Line Note.

         Operating Lease means any lease of (or other agreement conveying the right to use) any real or personal property by the Company or any Subsidiary, as lessee, other than any Capital Lease.

         Original Credit Agreement - see the Preamble.

         PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

         Pension Plan means a "pension plan", as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which the Company or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

         Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

         Pro Rata Share means, with respect to any Bank, the percentage specified opposite such Bank's name on Schedule 2.1 hereto, as adjusted from time to time in accordance with the terms hereof.

         Pricing Schedule - the Pricing Schedule attached hereto.

         Prime Rate means, for any day, the rate of interest in effect for such day as publicly announced from time to time by LaSalle as its prime rate (whether or not such rate is actually charged by LaSalle). Any change in the Prime Rate announced by LaSalle shall take effect at the opening of business on the day specified in the public announcement of such change.

         RCRA - see Section 9.22.

         Refunded Swing Line Loan - see Section 2.2.4.

         Regulation D means Regulation D of the FRB.

         Regulation T means Regulation T of the FRB.

         Regulation U means Regulation U of the FRB.

         Regulation X means Regulation X of the FRB.

         Release has the meaning specified in CERCLA and the term "Disposal" (or "Disposed") has the meaning specified in RCRA; provided that in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply as of the effective date of such amendment; and provided, further, that to the extent that the laws of a state wherein any affected property lies establish a meaning for "Release" or "Disposal" which is broader than is specified in either CERCLA or RCRA, such broader meaning shall apply.

         Renewal Options - see Section 2.6.

         Replacement Bank means any bank which is acceptable to the Administrative Agent and the Issuing Bank in their reasonable discretion.

         Required Banks means (a) all Banks, if there are two or fewer Banks and
(b) if there are more than two Banks, a majority in number of the Banks having Pro Rata Shares aggregating 51% or more.

         Revolving Loan - see Section 2.1.1.

         Revolving Loan Commitment means (a) the commitment of a Bank to make or otherwise fund a Revolving Loan and (b) the commitment of a New Bank to make or otherwise fund any New Revolving Loan, and, in each case, to acquire participations in Letters of Credit and Swing Line Loans hereunder and "Revolving Loan Commitments" means such commitments of all Banks and New Banks in the aggregate. The amount of each Bank's Revolving Loan Commitment is set forth on Schedule 2.1 or in the applicable Assignment Agreement or Joinder Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Loan Commitments as of the Closing Date is $50,000,000.

         Revolving Note - see Section 3.1.

         Revolving Outstandings means, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans, but not yet so applied, or reimbursing the Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied), plus (b) the aggregate principal amount of all outstanding Swing Line Loans and (c) the Stated Amount of all Letters of Credit.

         Scheduled Termination Date means November 24, 2006, subject to extension pursuant to Section 2.6.

         SEC means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

         Second Amendment - see the Preamble.

         Second Renewal Option - see Section 2.6.

         Securities Laws - see Section 9.20.

         Stated Amount means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.

         Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares or other ownership interests as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company.

         Suretyship Liability means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation in respect of any Suretyship Liability at any time shall (subject to any limitation set forth therein) be deemed to be the maximum amount of the debt, obligation or other liability supported thereby, or, in the case of contingent or unliquidated indemnification obligations, the amount which has been, or, in accordance with GAAP should be, recorded as a liability on or reserved for in such Person's balance sheet at such time. Notwithstanding anything in this definition to the contrary, the term "Suretyship Liability" shall not include any amount paid or payable by the Company or any Subsidiary
(a) to or for the benefit of any officer, director or employee of the Company or any Subsidiary or (b) to any customer, supplier, vendor or other Person arising in the ordinary course of the Company's or such Subsidiary's business and consistent with its prior practices.

         Swing Line Bank means LaSalle in its role as Swing Line Bank hereunder and any successor thereto in such capacity.

         Swing Line Loan means a Loan made by the Swing Line Bank to the Company pursuant to Section 2.1.2.

         Swing Line Note - see Section 3.1.

         Swing Line Sublimit means the lesser of (a) $5,000,000 and (b) the aggregate unused amount of the Revolving Loan Commitments then in effect.

         Syndication Agent means National City in its role as syndication agent for the Banks hereunder and any successor thereto in such capacity.

         Termination Date means the earlier to occur of (a) the Scheduled Termination Date or (b) such other date on which the Revolving Loan Commitments terminate pursuant to Sections 6 or 12.

         Total Debt means all Debt of the Company and its Subsidiaries, determined on a consolidated basis, excluding (a) contingent or unliquidated obligations in respect of Suretyship Liabilities (except to the extent (i) the amount thereof has been, or in accordance with GAAP should be, recorded as a liability on or reserved for in the Company's consolidated balance sheet at such time and the validity thereof is not being contested by the Company, such Subsidiary or the party in interest in good faith by appropriate proceedings diligently conducted or (ii) constituting Suretyship Liabilities in respect of Debt of a Person other than the Company or any Subsidiary), (b) Hedging Obligations, and (c) Debt of the Company to Subsidiaries and Debt of Subsidiaries to the Company or to other Subsidiaries.

         Tuscola Unit C Agreement means the agreement executed on December 12, 2001 between the Company and Cabot Corporation whereby Cabot Corporation has constructed, owns, and operates and maintains a commercial production unit at its production facilities in Tuscola, Illinois for the primary purpose of producing fumed alumina to be sold by Cabot Corporation to the Company and purchased by the Company from Cabot Corporation subject to the terms of such agreement.

         Type of Loan or Borrowing - see Section 2.2.1. The types of Loans or borrowings under this Agreement are as follows: Base Rate Loans or borrowings and Eurodollar Loans or borrowings.

         Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

         Wholly-Owned Subsidiary means, as to any Person, another Person all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

         1.2 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

                  (b) Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                  (c) The term "including" is not limiting and means "including without limitation."

                  (d) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

                  (e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

                  (f) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

                  (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agents, the Company, the Banks and the other parties thereto and are the work product of all parties. Accordingly, they shall not be construed against the Agents or the Banks merely because of the Agents' or Banks' involvement in their preparation.

                                    SECTION 2
                      COMMITMENTS OF THE BANKS; BORROWING,
                   CONVERSION AND LETTER OF CREDIT PROCEDURES

         2.1 Commitments. On and subject to the terms and conditions of this Agreement, each of the Banks, severally and for itself alone, agrees to make Loans to, and to issue or participate in letters of credit for the account of, the Company as follows:

                  2.1.1 Revolving Loan Commitment. Each Bank will make loans on a revolving basis ("Revolving Loans") from time to time until the Termination Date in such Bank's Pro Rata Share of such aggregate amounts as the Company may request from all Banks; provided that the Revolving Outstandings will not at any time exceed the Revolving Loan Commitments.

                  2.1.2 Swing Line Loan Commitment. From time to time until the Termination Date, the Swing Line Bank will make Swing Line Loans in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided, that after giving effect to the making of any Swing Line Loan (and after giving effect to the application of the proceeds thereof), in no event shall the Revolving Outstandings exceed the Revolving Loan Commitments.

                  2.1.3 L/C Commitment. (a) The Issuing Bank will issue letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Issuing Bank (each a "Letter of Credit"), at the request of and for the account of the Company from time to time before the date which is 30 days prior to the Termination Date and (b) as more fully set forth in Section 2.3.2, each Bank agrees to purchase a participation in each such Letter of Credit; provided that, after giving effect to such request,
(i) the aggregate Stated Amount of all Letters of Credits shall not at any time exceed $10,000,000 and (ii) the Revolving Outstandings will not at any time exceed the Revolving Loan Commitments.

         2.2      Loan Procedures.

                  2.2.1 Various Types of Loans. Each Revolving Loan shall be divided into tranches which are, either a Base Rate Loan or a Eurodollar Loan (each a "type" of Loan), as the Company shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. Eurodollar Loans having the same Interest Period are sometimes called a "Group" or collectively "Groups". Base Rate Loans and Eurodollar Loans may be outstanding at the same time, provided that not more than ten (10) different Groups of Eurodollar Loans shall be outstanding at any one time. All borrowings, conversions and repayments of Revolving Loans shall be effected so that each Bank will have a pro rata share (according to its Pro Rata Share) of all types and Groups of Revolving Loans. Each Swing Line Loan shall be a Base Rate Loan.

                  2.2.2    Revolving Loan Borrowing Procedures.

                  The Company shall give written notice or telephonic notice (followed immediately by written confirmation thereof) to the Administrative Agent of each proposed borrowing of a Revolving Loan not later than (a) in the case of a Base Rate borrowing, 11:00 A.M., Chicago time, on the proposed date of such borrowing, and (b) in the case of a Eurodollar borrowing, 11:00 A.M., Chicago time, at least three Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a Eurodollar borrowing, the initial Interest Period therefor. Promptly upon receipt of such notice, the Administrative Agent shall advise each Bank thereof. Not later than 1:00 P.M., Chicago time, on the date of a proposed borrowing, each Bank shall provide the Administrative Agent at the office specified by the Administrative Agent with immediately available funds covering such Bank's Pro Rata Share of such borrowing and, so long as the Administrative Agent has not received written notice that the conditions precedent set forth in Section 11 with respect to such borrowing have not been satisfied, the Administrative Agent shall pay over the funds received by the Administrative Agent to the Company on the requested borrowing date. Each borrowing shall be on a Business Day. Each Base Rate borrowing shall be in an aggregate amount of at least $100,000 and an integral multiple of $10,000, and each Eurodollar borrowing shall be in an aggregate amount of at least $1,000,000 and an integral multiple of at least $500,000.

                  Unless the Administrative Agent receives notice from a Bank by noon, Chicago time, on the day of a proposed borrowing that such Bank will not make available to the Administrative Agent an amount equal to its Pro Rata Share of such borrowing, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent and, in reliance upon such assumption, may make a corresponding amount available to the Company. If and to the extent such Bank has not made such amount available to the Administrative Agent, such Bank and the Company jointly and severally agree to repay such amount to the Administrative Agent forthwith upon demand, together with interest thereon at the interest rate applicable to Loans comprising such borrowing (but without any amount which may become due under Section 8.4 as a result of such repayment) or, in the case of any Bank which repays such amount within three Business Days, the Federal Funds Rate. Nothing set forth in this clause (b) shall relieve any Bank of any obligation it may have to make any Loan hereunder.

                  2.2.3 Conversion and Continuation Procedures. (a) Subject to Section 2.2.1, the Company may, upon irrevocable written notice to the Administrative Agent in accordance with clause (b) below:

                           (i) elect, as of any Business Day, to convert any Revolving Loans (or any part thereof in an aggregate amount not less than $1,000,000 or a higher integral multiple of $500,000) into Loans of the other type; or

                           (ii) elect, as of the last day of the applicable Interest Period, to continue any Eurodollar Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $1,000,000 or a higher integral multiple of $500,000) for a new Interest Period;

provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of Eurodollar Loans shall be at least $1,000,000 and an integral multiple of $500,000.

                  (b) The Company shall give written or telephonic (followed immediately by written confirmation thereof) notice to the Administrative Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 11:00 A.M., Chicago time, on the proposed date of such conversion and (ii) in the case of conversion into or continuation of Eurodollar Loans, 11:00 A.M., Chicago time, at least three Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

                           (A)      the proposed date of conversion or
                                    continuation;

                           (B) the aggregate amount of Revolving Loans to be converted or continued;

                           (C) the type of Revolving Loans resulting from the proposed conversion or continuation; and

                           (D)      in the case of conversion into, or
                                    continuation of, Eurodollar Loans, the
                                    duration of the requested Interest Period therefor.

                  (c) If upon the expiration of any Interest Period applicable to Eurodollar Loans, the Company has failed to select timely a new Interest Period to be applicable to such Eurodollar Loans, the Company shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective on the last day of such Interest Period.

                  (d) The Administrative Agent will promptly notify each Bank of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by the Company, of the details of any automatic conversion.

                  (e) Any conversion of a Eurodollar Loan on a day other than the last day of an Interest Period therefor shall be subject to
         Section 8.4.

                  2.2.4    Swing Line Loan Borrowing Procedures.

                  (a) The Company shall give written notice or telephonic notice (followed immediately by written confirmation thereof) to the Administrative Agent of each proposed borrowing of a Swing Line Loan not later than 11:00 A.M., Chicago time, on the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable, and shall specify the date and amount of borrowing. Promptly upon receipt of such notice, the Administrative Agent shall advise the Swing Line Bank thereof. Not later than 1:00 P.M., Chicago time, on the date of the proposed borrowing, the Swing Line Bank shall provide the Administrative Agent at the office specified by the Administrative Agent with immediately available funds covering such borrowing and, so long as the Administrative Agent has not received written notice that the conditions precedent set forth in Section 11 with respect to such borrowing have not been satisfied, the Administrative Agent shall pay over the funds received by the Administrative Agent to the Company on the requested borrowing date. Each borrowing shall be on a Business Day. Each Swing Line Loan shall be in an aggregate amount of at least $50,000 and an integral multiple of $10,000.

                  (b) With respect to any Swing Line Loans that have not been voluntarily prepaid by the Company pursuant to Section 6.2.1, the Swing Line Bank may at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to the Company), no later than 11:00 a.m., Chicago time, at least one (1) Business Day in advance of the proposed borrowing date, a notice (which shall be deemed to be a notice given by the Company) requesting that each Bank make Revolving Loans that are Base Rate Loans to the Company on such borrowing date in an amount equal to the amount of such Swing Line Loans (the "Refunded Swing Line Loans") outstanding on the date such notice is given which the Swing Line Bank requests the Banks to repay. Anything contained in this Agreement to the contrary notwithstanding, (a) the proceeds of such Revolving Loans made by the Banks other than the Swing Line Bank shall be immediately delivered by the Administrative Agent to the Swing Line Bank (and not to the Company) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (b) on the day such Revolving Loans are made, the Swing Line Bank's Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swing Line Bank to the Company, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of the Swing Line Bank but shall instead constitute part of the Swing Line Bank's outstanding amounts under the Revolving Loans to the Company and shall be due under the Revolving Loan Note issued by the Company to the Swing Line Bank. The Company hereby authorizes the Administrative Agent and the Swing Line Bank to charge the Company's accounts with the Administrative Agent and the Swing Line Bank (up to the amount available in each such account) in order to immediately pay the Swing Line Bank the amount of the Refunded Swing Line Loans to the extent of the proceeds of such Revolving Loans made by the Banks, including the Revolving Loans deemed to be made by the Swing Line Bank, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to the Swing Line Bank should be recovered by or on behalf of the Company from the Swing Line Bank in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 7.5.

                  (c) If for any reason Revolving Loans are not made pursuant to paragraph (b) in an amount sufficient to repay any amounts owed to the Swing Line Bank in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by the Swing Line Bank, each Bank shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one (1) Business Day's notice from the Swing Line Bank, each Bank shall deliver to the Swing Line Bank an amount equal to its respective participation in the applicable unpaid amount in same day funds. In order to evidence such participation each Bank agrees to enter into a participation agreement at the request of the Swing Line Bank in form and substance reasonably satisfactory to the Swing Line Bank. In the event any Bank fails to make available to the Swing Line Bank the amount of such Bank's participation as provided in this paragraph, the Swing Line Bank shall be entitled to recover such amount on demand from such Bank together with interest thereon for three
(3) Business Days at the rate customarily used by the Swing Line Bank for the correction of errors among banks and thereafter at the Base Rate, as applicable.

                  (d) Notwithstanding anything contained herein to the contrary, (i) each Bank's obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to paragraph (b) and each Bank's obligation to purchase a participation in any unpaid Swing Line Loans pursuant to paragraph (c) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (A) any set-off, counterclaim, recoupment, defense or other right that such Bank may have against the Swing Line Bank, the Company or any other Person for any reason whatsoever; (B) the occurrence or continuation of an Unmatured Event of Default or Event of Default;
(C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Company; (D) any breach of this Agreement by any party hereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Bank are subject to the condition that the Swing Line Bank believed in good faith that all conditions under Section 11.2 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made, or the satisfaction of any such condition not satisfied had been waived by the Required Banks prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made; and (ii) the Swing Line Bank shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of an Unmatured Event of Default or Event of Default or (B) at a time when a Bank is in default of its obligations hereunder exists unless the Swing Line Bank has entered into arrangements satisfactory to it and the Company to eliminate the Swing Line Bank's risk with respect to such defaulting Bank's participation in such Swing Line Loan, including by cash collateralizing such defaulting Bank's Pro Rata Share of the outstanding Swing Line Loans.

         2.3      Letter of Credit Procedures.

                  2.3.1 L/C Applications. The Company has executed and delivered to the Issuing Bank the Master Letter of Credit Agreement. The Company shall give notice to the Administrative Agent and the Issuing Bank of the proposed issuance of each Letter of Credit on a Business Day which is at least three Business Days (or such lesser number of days as the Administrative Agent and the Issuing Bank shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by the Company and in all respects satisfactory to the Administrative Agent and the Issuing Bank, together with such other documentation as the Administrative Agent or the Issuing Bank may request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the earlier to occur of (x) one year after the date of issuance thereof and (y) if such Letter of Credit is not Cash Collateralized, twenty-five days prior to the Scheduled Termination Date, provided that any Letter of Credit having an expiration date of one year after the date of issuance may provide for renewal thereof for additional one-year periods, but in no event shall any renewal extend beyond the date which is twenty-five days prior to the Scheduled Termination Date unless such Letter of Credit is Cash Collateralized). So long as the Issuing Bank has not received written notice that the conditions precedent set forth in Section 11 with respect to the issuance of such Letter of Credit have not been satisfied, the Issuing Bank shall issue such Letter of Credit on the requested issuance date. The Issuing Bank shall promptly advise the Administrative Agent of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder. In the event of any inconsistency between the terms of the Master Letter of Credit Agreement, any L/C Application and the terms of this Agreement, the terms of this Agreement shall control.

                  2.3.2 Participations in Letters of Credit. Concurrently with the issuance of each Letter of Credit, the Issuing Bank shall be deemed to have sold and transferred to each other Bank, and each other Bank shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such other Bank's Pro Rata Share, in such Letter of Credit and the Company's reimbursement obligations with respect thereto. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the Issuing Bank's "participation" therein. The Issuing Bank hereby agrees, upon request of the Administrative Agent or any Bank, to deliver to the Administrative Agent or such Bank a list of all outstanding Letters of Credit issued by the Issuing Bank, together with such information related thereto as the Administrative Agent or such Bank may reasonably request.

                  2.3.3 Reimbursement Obligations. The Company hereby unconditionally and irrevocably agrees to reimburse the Issuing Bank for each payment or disbursement made by the Issuing Bank under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that the Issuing Bank is reimbursed by the Company therefor, payable on demand, at a rate per annum equal to the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect plus, beginning on the third Business Day after receipt of notice from the Issuing Bank of such payment or disbursement, 2%. The Issuing Bank shall notify the Company and the Administrative Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of the Issuing Bank to so notify the Company shall not affect the rights of the Issuing Bank or the Banks in any manner whatsoever.

                  2.3.4 Limitation on Obligations of Issuing Bank. In determining whether to pay under any Letter of Credit, the Issuing Bank shall not have any obligation to the Company or any Bank other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence and willful misconduct, shall not impose upon the Issuing Bank any liability to the Company or any Bank and shall not reduce or impair the Company's reimbursement obligations set forth in Section 2.3.3 or the obligations of the Banks pursuant to Section 2.3.5.

                  2.3.5 Funding by Banks to Issuing Bank. If the Issuing Bank makes any payment or disbursement under any Letter of Credit and the Company has not reimbursed the Issuing Bank in full for such payment or disbursement by 11:00 A.M., Chicago time, on the date of such payment or disbursement, or if any reimbursement received by the Issuing Bank from the Company is or must be returned or rescinded upon or during any bankruptcy or reorganization of the Company or otherwise, each other Bank shall be obligated to pay to the Administrative Agent for the account of the Issuing Bank, in full or partial payment of the purchase price of its participation in such Letter of Credit, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the obligations of the Company under Section 2.3.3), and, upon notice from the Issuing Bank, the Administrative Agent shall promptly notify each other Bank thereof. Each other Bank irrevocably and unconditionally agrees to so pay to the Administrative Agent in immediately available funds for the Issuing Bank's account the amount of such other Bank's Pro Rata Share of such payment or disbursement. If and to the extent any Bank shall not have made such amount available to the Administrative Agent by 2:00 P.M., Chicago time, on the Business Day on which such Bank receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Bank agrees to pay interest on such amount to the Administrative Agent for the Issuing Bank's account forthwith on demand, for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect. Any Bank's failure to make available to the Administrative Agent its Pro Rata Share of any such payment or disbursement shall not relieve any other Bank of its obligation hereunder to make available to the Administrative Agent such other Bank's Pro Rata Share of such payment, but no Bank shall be responsible for the failure of any other Bank to make available to the Administrative Agent such other Bank's Pro Rata Share of any such payment or disbursement.

         2.4 Commitments Several. The failure of any Bank to make a requested Loan on any date shall not relieve any other Bank of its obligation (if any) to make a Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make any Loan to be made by such other Bank.

         2.5 Certain Conditions. Notwithstanding any other provision of this Agreement, no Bank shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any Eurodollar Loan, and the Issuing Bank shall not have any obligation to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists.

         2.6      Renewal Options.

         (a) Subject to the terms and conditions of this Section 2.6, provided no Unmatured Event of Default or Event of Default then exists and with the prior written consent of the Banks (which consent shall not be unreasonably withheld or delayed and shall not include any requirement of payment of any fee solely on account of the exercise of such Renewal Option if no other term or provision of this Agreement or the other Loan Documents is being amended) (i) prior to the second anniversary of the Closing Date the Company may elect to extend the Scheduled Termination Date from November 24, 2006 to November 24, 2007 (the "First Renewal Option") and (ii) if the Company has properly exercised the First Renewal Option and the Banks have consented to the extension of the Scheduled Termination Date from November 24, 2006 to November 24, 2007, prior to the third anniversary of the Closing Date the Company may elect to extend further the Scheduled Termination Date from November 24, 2007 to November 24, 2008 (the "Second Renewal Option" and, together with the First Renewal Option, the "Renewal Options"). The Company may exercise a Renewal Option solely by delivering to the Administrative Agent not more than 120 days nor less than 60 days prior to the second anniversary of the Closing Date (in the case of the First Renewal Option) or the third anniversary of the Closing Date (in the case of the Second Renewal Option) written notice of its election to exercise such Renewal Option. Each such notice shall be effective upon receipt by the Administrative Agent and shall be irrevocable. Promptly upon receipt of such notice, the Administrative Agent shall advise the Banks thereof. Each Bank shall deliver to the Administrative Agent either its written consent or written refusal to the applicable extension not later than the date (the "Determination Date") which is 30 days prior to the second anniversary of the Closing Date (in the case of the exercise by the Company of the First Renewal Option) or the third anniversary of the Closing Date (in the case of the exercise by the Company of the Second Renewal Option. Any Bank which fails to deliver such written consent to the Administrative Agent not later than the applicable Determination Date shall be deemed for all purposes irrevocably to have consented to the applicable extension. Under no circumstances shall any Bank be liable to or under any obligation to the Company for the failure of any other Bank to consent to the applicable extension, and in no event shall the Scheduled Termination Date be extended unless all Banks consent to such extension.

         (b) If any Bank other than LaSalle delivers to the Administrative Agent its written refusal to any applicable extension as described in the preceding paragraph (a), then, if no Event of Default has occurred and is continuing, the Company may designate a Replacement Bank to purchase the Loans of such Bank and such Bank's rights hereunder, without recourse to or warranty by, or expense to, such Bank, for a purchase price equal to the outstanding principal amount of the Loans payable to such Bank plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Bank and any other amounts payable to such Bank under this Agreement (excluding, however, in the event the aggregate Pro Rata Shares of the Banks being replaced are less than 25%, all amounts, if any, which otherwise would be payable to such Bank pursuant to Section 8.4 hereof), and to assume all the obligations of such Bank hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Bank shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Bank prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Company hereunder, and the Replacement Bank shall succeed to the rights and obligations of such Bank hereunder.

         2.7      New Revolving Loans.

         (a) Subject to the terms and conditions of this Section 2.7, at any time and from time to time but prior to the Termination Date, by written notice to the Administrative Agent, the Company may elect to request an increase in the aggregate amount of the existing Revolving Loan Commitments (any such increase, the "New Revolving Loan Commitments") by an amount not in excess of $30,000,000 in the aggregate and not less than $5,000,000 individually (or such lesser amount which shall be approved by the Administrative Agent or such lesser amount that shall constitute the difference between $30,000,000 and all such New Revolving Loan Commitments obtained prior to such date) and integral multiples of $1,000,000 in excess of that amount. Each such notice shall specify (i) the date (each, an "Increased Revolving Loan Amount Date") on which the Company proposes that the New Revolving Loan Commitments shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each New Bank to whom the Company proposes any portion of such New Revolving Loan Commitments, as applicable, be allocated and the amounts of such allocations; provided that any Bank approached to provide all or a portion of the New Revolving Loan Commitments may elect or decline, in its sole discretion, to provide a New Revolving Loan Commitment and further provided that the Company first shall offer the New Revolving Loan Commitments to the existing Banks and the Company shall accept any New Revolving Loan Commitment which any such Bank elects to provide. In the event of any oversubscription for New Revolving Loan Commitments the Administrative Agent shall determine the final allocation amounts. Such New Revolving Loan Commitments shall become effective as of such Increased Revolving Loan Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Revolving Loan Amount Date before or after giving effect to such New Revolving Loan Commitments; (2) the New Revolving Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Company, the New Banks and the Administrative Agent and shall be subject to the requirements set forth in Section 7.6; (3) the Company shall, if applicable, make any payments required pursuant to Sections
8.4 and 5.3 in connection with the New Revolving Loan Commitments; and (4) the Company shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction. No arrangement fee shall be charged by the Administrative Agent for its own account in connection with the New Revolving Loan Commitments.

         (b) Effective upon any Increased Revolving Loan Amount Date, (i) each New Revolving Loan Commitment shall be deemed for all purposes a Revolving Loan Commitment and each Loan made thereunder (a "New Revolving Loan") shall be deemed, for all purposes, a

Revolving Loan, and (ii) each New Bank shall become a Bank with respect to the New Revolving Loan Commitment and all matters relating thereto. In addition, any Revolving Loans made on or after any Increased Revolving Loan Amount Date shall be made pro rata based on the Revolving Loan Commitments in effect on and after such Increased Revolving Loan Amount Date (which shall reflect the New Revolving Loan Commitments), and continuations of Eurodollar Rate Loans outstanding on such Increased Revolving Loan Amount Date shall be effected by repayment of such Eurodollar Loans on the last day of the Interest Period applicable thereto and the making of new Eurodollar Loans pro rata based on the Revolving Loan Commitments in effect on and after such Increased Revolving Loan Amount Date (which shall reflect the New Revolving Loan Commitments). In the event that on any Increased Revolving Loan Amount Date there are a sufficient amount of unpaid Base Rate Loans, then the Company shall make prepayments thereof and new borrowings of Base Rate Loans so that, after giving effect thereto, the Base Rate Loans outstanding on such Increased Revolving Loan Amount Date are held pro rata based on the Revolving Loan Commitments in effect on such Increased Revolving Loan Amount Date. In the event that on any such Increased Revolving Loan Amount Date there are any Eurodollar Loans outstanding, such Eurodollar Loans shall remain outstanding with respect to the holders thereof until the expiration of their respective Interest Periods (unless the Company elects to prepay any thereof in accordance with the applicable provisions of this Agreement), and interest on and repayments of such Eurodollar Loans will be paid thereon to the respective Banks holding such Eurodollar Loans pro rata based on the respective principal amounts thereof outstanding.

         (c) The Administrative Agent shall notify the Banks promptly upon receipt of the Company's notice of each Increased Revolving Loan Amount Date and in respect thereof (i) the New Revolving Loan Commitments and the New Banks, and
(ii) in the case of each notice to any Bank of Revolving Loans, the respective interests in such Bank's Revolving Loans, in each case subject to the assignments contemplated by this Section. The terms, provisions and interest rate of the New Revolving Loans shall be identical to the Revolving Loans.

                                    SECTION 3
                             NOTES EVIDENCING LOANS

         3.1 Notes. The Revolving Loans of each Bank shall be evidenced by a promissory note (each, a "Revolving Note") substantially in the form set forth in Exhibit A-1, with appropriate insertions, payable to the order of such Bank in a face principal amount equal to such Bank's Pro Rata Share of the Revolving Loan Commitment. Each Revolving Loan of such Bank shall be paid in full on the Termination Date. The Swing Line Loans of the Swing Line Bank shall be evidenced by a promissory note (the "Swing Line Note") substantially in the form set forth in Exhibit A-2, payable to the order of the Swing Line Bank in a face principal amount equal to $5,000,000.00. The Swing Line Loans shall be paid in full on the Termination Date.

         3.2 Recordkeeping. Each Bank shall record in its records, or at its option on the schedule attached to its Notes, the date and amount of each Loan made by such Bank, each repayment or conversion thereof and, in the case of each Eurodollar Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on such Note. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Company hereunder or under any Note to repay the principal amount of the Loans evidenced by such Notes together with all interest accruing thereon.

                                    SECTION 4
                                    INTEREST

         4.1 Interest Rates. The Company promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:

                  (a) at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect; and

                  (b) at all times while such Loan is a Eurodollar Loan, at a rate per annum equal to the sum of the Eurodollar Rate applicable to each Interest Period for such Loan plus the Eurodollar Margin from time to time in effect;

provided that at any time an Event of Default exists, if requested by the Required Banks, the interest rate applicable to each Loan shall be increased by 2% per annum.

         4.2 Interest Payment Dates. Accrued interest on each Base Rate Loan shall be payable in arrears on the last day of each calendar quarter and at maturity. Accrued interest on each Eurodollar Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a Eurodollar Loan with a six-month Interest Period, on the three-month anniversary of the first day of such Interest Period) and at maturity. After maturity, accrued interest on all Loans shall be payable on demand. All accrued interest not paid when due shall, to the extent permitted by law, bear interest from the date due until paid at the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect plus 2% per annum.

         4.3 Setting and Notice of Eurodollar Rates. The applicable Eurodollar Rate for each Interest Period shall be determined by the Administrative Agent, and notice thereof shall be given by the Administrative Agent promptly to the Company and each Bank. Each determination of the applicable Eurodollar Rate by the Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Administrative Agent shall, upon written request of the Company or any Bank, deliver to the Company or such Bank a statement showing the computations used by the Administrative Agent in determining any applicable Eurodollar Rate hereunder.

         4.4 Computation of Interest. Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.

                                    SECTION 5
                                      FEES

         5.1 Non-Use Fee. The Company agrees to pay to the Administrative Agent for the account of each Bank a non-use fee, for the period from the Closing Date to the Termination Date, at the Non-Use Fee Rate in effect from time to time of such Bank's Pro Rata Share (as adjusted from time to time) of the unused amount of the Revolving Loan Commitments. For purposes of calculating usage under this Section, the Revolving Loan Commitments shall be deemed used to the extent of the aggregate principal amount of all outstanding Revolving Loans plus the Stated Amount of all Letters of Credit. The aggregate principal amount of all outstanding Swing Line Loans shall not be deemed usage under this Section. Such non-use fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date for any period then ending for which such non-use fee shall not have previously been paid. The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

         5.2 Letter of Credit Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Bank a letter of credit fee for each Letter of Credit equal to the LC Fee Rate in effect from time to time of such Bank's Pro Rata Share (as adjusted from time to time) of the undrawn amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days); provided that, if requested by the Required Banks, the rate applicable to each Letter of Credit shall be increased by 2% per annum at any time that an Event of Default exists. Such letter of credit fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.

         (b) In addition, with respect to each Letter of Credit, the Company agrees to pay to the Issuing Bank, for its own account, (i) such fees and expenses as the Issuing Bank customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations and (ii) a letter of credit fronting fee of 0.125%.

         5.3 Upfront Fees. The Company agrees to pay to the Administrative Agent for the account of each Bank on the Closing Date an upfront fee as set forth in the Fee Letter Agreement (and the Administrative Agent agrees to promptly forward to each Bank a portion of such upfront fee in the amount previously agreed to between the Administrative Agent and such Bank). The Company further agrees to pay to the Administrative Agent for the account of each Bank which provides a New Revolving Loan Commitment on the Increased Revolving Loan Amount Date an upfront fee on the New Revolving Loan Commitment of such Bank in the same amount as the upfront fee paid on the Closing Date as set forth in the Fee Letter Agreement (and the Administrative Agent agrees to promptly forward to each such Bank a portion of such upfront fee in the amount agreed to between the Administrative Agent and such Bank).

         5.4 Administrative Agent's Fees. The Company agrees to pay to the Administrative Agent, as and when due, the fees set forth in the Fee Letter Agreement or as are otherwise mutually agreed to from time to time by the Company and the Administrative Agent.

         5.5 Other Due Fees and Other Amounts. All fees and other amounts due under this Agreement and the other Loan Documents which are not paid when due shall, to the extent permitted by law, bear interest from the date due until paid at the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect plus 2% per annum.

                                    SECTION 6
                         REDUCTION OR TERMINATION OF THE
                         COMMITMENT AMOUNTS; PREPAYMENTS

         6.1      Reduction or Termination of the Revolving Loan Commitments.

                  6.1.1 Voluntary Reduction or Termination of the Revolving Loan Commitments. The Company may from time to time on at least five Business Days' prior written notice received by the Administrative Agent (which shall promptly advise each Bank thereof) permanently reduce the Revolving Loan Commitments to an amount not less than the Revolving Outstandings. Any such reduction shall be in an amount not less than $2,000,000 or a higher integral multiple of $2,000,000. Concurrently with any reduction of the Revolving Loan Commitments to zero, the Company shall pay all interest on the Revolving Loans, all non-use fees and all letter of credit fees and shall Cash Collateralize in full all obligations arising with respect to the Letters of Credit.

                  6.1.2 Mandatory Reductions of the Revolving Loan Commitments. If a Mandatory Prepayment Event occurs prior to the Termination Date, then, on the date of such Mandatory Prepayment Event, the Revolving Loan Commitments shall be permanently reduced by an amount (if any) equal to the Designated Proceeds of such Mandatory Prepayment Event.

                  6.1.3    Intentionally Omitted.

                  6.1.4 All Reductions of the Revolving Loan Commitments. All reductions of the Revolving Loan Commitments shall reduce the Revolving Loan Commitments pro rata among the Banks according to their respective Pro Rata Shares.

         6.2      Prepayments.

                  6.2.1 Voluntary Prepayments. The Company may from time to time prepay the Loans in whole or in part; provided that the Company shall give the Administrative Agent (which shall promptly advise each Bank) notice thereof not later than 11:00 A.M., Chicago time, on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment. Any such partial prepayment shall be in an amount equal to $100,000 or a higher integral multiple of $10,000.

                  6.2.2    Mandatory Prepayments.

                  (a) The Company shall make a prepayment of the Loans upon the occurrence of any of the following (each a "Mandatory Prepayment Event") at the following times and in the following amounts (such applicable amounts being referred to as "Designated Proceeds"):

                           (i) Concurrently with the receipt by the Company or any Subsidiary of Net Cash Proceeds from Asset Sales in an aggregate amount in excess of $2,000,000 in any Fiscal Year, in an amount equal to 100% of such excess; and

                           (ii) Concurrently with the receipt by the Company or any Subsidiary of any Net Cash Proceeds from any issuance of any Mortgage Debt, in an amount equal to 100% of such Net Cash Proceeds.

                  (b) If on any day on which the Revolving Loan Commitments are reduced pursuant to Section 6.1.2 the Revolving Outstandings exceed the Revolving Loan Commitments, the Company shall immediately prepay Revolving Loans or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.

         6.3 All Prepayments. Each voluntary partial prepayment shall be in a principal amount of $100,000 or a higher integral multiple of $10,000. Any partial prepayment of a Group of Eurodollar Loans shall be subject to the proviso to Section 2.2.3(a). Any prepayment of a Eurodollar Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4.

                                    SECTION 7
                 MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES

         7.1 Making of Payments. All payments of principal of or interest on the Notes, and of all fees, shall be made by the Company to the Administrative Agent in immediately available funds at the office specified by the Administrative Agent not later than noon, Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by the Administrative Agent on the following Business Day. The Administrative Agent shall promptly remit to each Bank its share of all such payments received in collected funds by the Administrative Agent for the account of such Bank, net of any amounts owed by such Bank to Administrative Agent under Section 2.2.2(b). All payments under Section 8.1 shall be made by the Company directly to the Bank entitled thereto. Unless the Administrative Agent receives notice from the Company prior to the due date for any payment hereunder that the Company does not intend to make such payment, the Administrative Agent may assume that the Company has made such payment and, in reliance upon such assumption, make available to each Bank its share of such payment, net of any amounts owed by such Bank to Administrative Agent under Section 2.2.2(b). If and to the extent that the Company has not made any such payment to the Administrative Agent, each Bank which received a share of such payment shall repay such share (or the relevant portion thereof) to the Administrative Agent forthwith upon demand, together with interest thereon at the Base Rate (or, in the case of any Bank which repays such amount within three Business Days, the Federal Funds Rate). Nothing set forth in this Section 7.1 shall relieve the Company of any obligation it may have to make any payment hereunder.

         7.2 Application of Certain Payments. Each payment of principal shall be applied to the Loans as the Company shall direct by notice to be received by the Administrative Agent on or before the date of such payment or, in the absence of such notice, as the Administrative Agent shall determine in its discretion. Concurrently with each remittance to any Bank of its share of any such payment, the Administrative Agent shall advise such Bank as to the application of such payment. Notwithstanding the foregoing, after an Event of Default has occurred and is continuing, the Administrative Agent may apply any payments as the Administrative Agent shall determine in its sole discretion.

         7.3 Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a Eurodollar Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business
Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

         7.4 Waiver of Setoff Rights. The Administrative Agent, the Issuing Bank, the Syndication Agent, each Bank and the Company each hereby affirmatively waive all rights of set-off provided by applicable law with regard to any claim arising under or with respect to this Credit Agreement and their respective obligations hereunder. Without limiting the generality of the foregoing, the Administrative Agent and each Bank acknowledge and agree that none of them will apply to the payment of any obligations of the Company hereunder, whether or not due and whether or not any Event of Default exists, any balances, credits, deposits, accounts or moneys of the Company now or hereafter maintained with the Administrative Agent or such Bank or, in the absence of any order, decree, garnishment, injunction or other decision in a legal process or proceeding to the contrary, prohibit or freeze access to such balances, credits, deposits, accounts or moneys.

         7.5 Proration of Payments. If any Bank shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, but excluding any payment pursuant to Section 8.7 or 14.9 and payments of interest on any Affected Loan) on account of principal of or interest on any Loan (or on account of its participation in any Letter of Credit) in excess of its pro rata share of payments and other recoveries obtained by all Banks on account of principal of and interest on the Loans (or such participation) then held by them, such Bank shall purchase from the other Banks such participations in the Loans (or sub-participations in Letters of Credit) held by them as shall be necessary to cause such purchasing Bank to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

         7.6 Taxes. All payments of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, excluding franchise taxes and taxes imposed on or measured by any Bank's net income or receipts (all non-excluded items being called "Taxes"). If any withholding or deduction from any payment to be made by the Company hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Company will:

                  (a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

                  (b) promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and

                  (c) pay to the Administrative Agent for the account of the Banks such additional amount or amounts as is necessary to ensure that the net amount actually received by each Bank will equal the full amount such Bank would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Administrative Agent or any Bank with respect to any payment received by the Administrative Agent or such Bank hereunder, the Administrative Agent or such Bank may pay such Taxes and the Company will promptly pay such additional amounts (including any penalty, interest or expense arising due to any act or omission of the Company) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted.

         If the Company fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of the respective Banks, the required receipts or other required documentary evidence, the Company shall indemnify the Banks for any incremental Taxes, interest or penalties that may become payable by any Bank as a result of any such failure. For purposes of this Section 7.6, a distribution hereunder by the Administrative Agent or any Bank to or for the account of any Bank shall be deemed a payment by the Company.

         Each Bank that (a) is organized under the laws of a jurisdiction other than the United States of America and (b)(i) is a party hereto on the Closing Date or (ii) becomes an assignee of an interest under this Agreement under
Section 14.9.1 after the Closing Date (unless such Bank was already a Bank hereunder immediately prior to such assignment) shall execute and deliver to the Company and the Administrative Agent one or more (as the Company or the Administrative Agent may reasonably request) United States Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms) and such other forms or documents, appropriately completed and duly executed by such Bank, as may be applicable to establish that such Bank is exempt from withholding or deduction of Taxes. The Company shall not be required to pay additional amounts to any Bank pursuant to this Section 7.6 to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Bank to comply with this paragraph.

                                    SECTION 8
            INCREASED COSTS; SPECIAL PROVISIONS FOR EURODOLLAR LOANS

         8.1 Increased Costs. (a) If, after the Closing Date, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or any Eurodollar Office of such Bank) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

                  (i) shall subject any Bank (or any Eurodollar Office of such Bank) to any tax, duty or other charge with respect to its Eurodollar Loans, its Notes or its obligation to make Eurodollar Loans, or shall change the basis of taxation of payments to any Bank of the principal of or interest on its Eurodollar Loans or any other amounts due under this Agreement in respect of its Eurodollar Loans or its obligation to make Eurodollar Loans (except for changes in the rate of tax on the overall net income of such Bank or its Eurodollar Office imposed by the jurisdiction in which such Bank's principal executive office or Eurodollar Office is located);

                  (ii) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of interest rates pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Bank (or any Eurodollar Office of such Bank); or

                  (iii) shall impose on any Bank (or its Eurodollar Office) any other condition affecting its Eurodollar Loans, its Notes or its obligation to make Eurodollar Loans;

and the result of any of the foregoing is to increase the cost to (or to impose a cost on) such Bank (or any Eurodollar Office of such Bank) of making or maintaining any Eurodollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Eurodollar Office) under this Agreement or under its Notes with respect thereto, then upon demand by such Bank (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Company shall pay directly to such Bank such additional amount as will compensate such Bank for such increased cost or such reduction.

         (b) If any Bank shall determine that the adoption or phase- in of, any applicable law, rule or regulation regarding capital adequacy or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank or any Person controlling such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's or such controlling Person's capital as a consequence of such Bank's obligations hereunder or under any Letter of Credit to a level below that which such Bank or such controlling Person could have achieved but for such adoption, phase-in, change or compliance (taking into consideration such Bank's or such controlling Person's policies with respect to capital adequacy) by an amount deemed by such Bank or such controlling Person to be material, then from time to time, upon demand by such Bank (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Company shall pay to such

Bank such additional amount as will compensate such Bank or such controlling Person for such reduction.

         8.2 Basis for Determining Interest Rate Inadequate or Unfair. If with respect to any Interest Period:

                  (a) deposits in U.S. dollars (in the applicable amounts) are not being offered to the Administrative Agent in the interbank eurodollar market for such Interest Period, or the Administrative Agent otherwise determines (which determination shall be binding and conclusive on the Company) that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate; or

                  (b) Banks having aggregate Pro Rata Shares of 25% or more shall reasonably determine and shall so advise the Administrative Agent that due to economic or other conditions affecting generally the eurodollar market which are not due to any act, omission, event or determination within the direct control of such Banks, the Eurodollar Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of maintaining or funding Eurodollar Loans for such Interest Period or that the making or funding of Eurodollar Loans has become impracticable as a result of an event occurring after the date of this Agreement;

then the Administrative Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) no Bank shall be under any obligation to make or convert into Eurodollar Loans and (ii) on the last day of the current Interest Period for each Eurodollar Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

         8.3 Changes in Law Rendering Eurodollar Loans Unlawful. If any change in (including the adoption of any new) applicable law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Bank cause a substantial question as to whether it is) unlawful for any Bank to make, maintain or fund Eurodollar Loans, then such Bank shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Bank shall have no obligation to make or convert into Eurodollar Loans (but shall make Base Rate Loans concurrently with the making of or conversion into Eurodollar Loans by the Banks which are not so affected, in each case in an amount equal to the amount of Eurodollar Loans which would be made or converted into by such Bank at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each Eurodollar Loan of such Bank (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such Eurodollar Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by a Bank which, but for the circumstances described in the foregoing sentence, would be a Eurodollar Loan (an "Affected Loan") shall remain outstanding for the same period as the Group of Eurodollar Loans of which such Affected Loan would be a part absent such circumstances.

         8.4 Funding Losses. The Company hereby agrees that upon written demand by any Bank (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to the Administrative Agent), the Company will indemnify such Bank against any net loss or expense that such Bank may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain any Eurodollar Loan), as reasonably determined by such Bank, as a result of (a) any payment, prepayment or conversion of any Eurodollar Loan of such Bank on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3) or (b) any failure of the Company to borrow, convert or continue any Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement. For this purpose, all notices to the Administrative Agent pursuant to this Agreement shall be deemed to be irrevocable.

         8.5 Right of Banks to Fund through Other Offices. Each Bank may, if it so elects, fulfill its commitment as to any Eurodollar Loan by causing a foreign branch or Affiliate of such Bank to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Bank and the obligation of the Company to repay such Loan shall nevertheless be to such Bank and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

         8.6 Discretion of Banks as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Bank had actually funded and maintained each Eurodollar Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

         8.7 Mitigation of Circumstances; Replacement of Banks. (a) Each Bank shall promptly notify the Company and the Administrative Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Bank's sole judgment, otherwise disadvantageous to such Bank) to mitigate or avoid, (i) any obligation by the Company to pay any amount pursuant to Section 7.6 or 8.1 or (ii) the occurrence of any circumstances described in Section 8.2 or 8.3 (and, if any Bank has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Bank shall promptly so notify the Company and the Administrative Agent). Without limiting the foregoing, each Bank will designate a different funding office if such designation will avoid (or reduce the cost to the Company of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in such Bank's sole judgment, be otherwise disadvantageous to such Bank. No Bank shall request that the Company pay any amount pursuant to Section 7.6 or 8.1, or advise the Administrative Agent as to its determination under Section 8.2(b), unless it is generally making similar requests of, or determinations with respect to, other borrowers similarly situated, and each Bank agrees to use a reasonable basis for calculating such amounts and making such determinations.

         (b) If the Company becomes obligated to pay additional amounts to any Bank pursuant to Section 7.6 or 8.1, or any Bank gives notice of the occurrence of any circumstances described in Section 8.2 or 8.3, then, if no Event of Default has occurred and is continuing, the Company may designate a Replacement Bank to purchase the Loans of such Bank and such Bank's rights hereunder, without recourse to or warranty by, or expense to, such Bank, for a purchase price equal to the outstanding principal amount of the Loans payable to such Bank plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Bank and any other amounts payable to such Bank under this Agreement (excluding, however, in the event the aggregate Pro Rata Shares of the Banks being replaced are less than 25%, all amounts, if any, which otherwise would be payable to such Bank pursuant to Section 8.4 hereof), and to assume all the obligations of such Bank hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Bank shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Bank prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Company hereunder, and the Replacement Bank shall succeed to the rights and obligations of such Bank hereunder.

         8.8 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Bank pursuant to Section 8.1, 8.2, 8.3 or
8.4 shall be conclusive absent demonstrable error. Banks may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

                                    SECTION 9
                         REPRESENTATIONS AND WARRANTIES

         To induce the Agents and the Banks to enter into this Agreement and to induce the Banks to make Loans and issue and participate in Letters of Credit hereunder, the Company represents and warrants to the Agents and the Banks that:

         9.1 Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Each Subsidiary is validly existing and in good standing under the laws of the jurisdiction of its organization. The Company and each other Loan Party has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated. The Company is in good standing and is duly qualified to do business in the States of Arizona, California, Colorado, Illinois, Indiana and Texas, the Commonwealth of Massachusetts and each other jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure so to qualify would not have a Material Adverse Effect.

         9.2 Authorization; No Conflict. Each of the Company and each other Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, the Company is duly authorized to borrow monies under this Agreement and each of the Company and each other Loan Party is and will continue to be duly authorized to perform its obligations under each Loan Document to which it is a party. The execution, delivery and performance by the Company of this Agreement and by each of the Company and each other Loan Party of each Loan Document to which it is a party, and the borrowings by the Company under this Agreement, do not and will not (i) require any consent or approval of any governmental agency or authority that has not been obtained or (ii) conflict with (a) any provision of law, (b) the articles of incorporation or by-laws of the Company or any other Loan Party, (c) any agreement, indenture, instrument or other document binding upon the Company or any other Loan Party or any of their respective properties or assets or (d) any court or administrative order or decree applicable to the Company, and do not and will not require, or result in, the creation or imposition of any Lien on any asset of the Company or any other Loan Party.

         9.3 Validity and Binding Nature. Each of this Agreement and each other Loan Document to which the Company or any other Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms.

         9.4 Financial Condition. The audited consolidated financial statements of the Company and its Subsidiaries as of and for the fiscal years ended September 30, 2001 and September 30, 2002, and unaudited consolidated financial statements of the Company for the portion of fiscal year 2003 up to and including June 30, 2003, copies of which have been furnished prior to the Closing Date to the Administrative Agent, have been prepared in accordance with GAAP and fairly present the consolidated financial condition of the Company and its Subsidiaries as of such dates and the results of their operations for the periods then ended. Except as reflected and accrued for or reserved against in the Company's consolidated financial statements, or as disclosed in the notes thereto, neither the Company nor any Subsidiary has any material liabilities, known or unknown, matured or unmatured, absolute, contingent or otherwise which might reasonably be expected to have a Material Adverse Effect.

         9.5 No Material Adverse Change. Since September 30, 2002, there has been no event that has had or might reasonably be expected to have a Material Adverse Effect. Since September 30, 2002, the Company has not (i) paid or declared any dividend on or in respect of any shares of any class of capital stock of the Company (other than dividends payable solely in shares of common stock of the Company), (ii) purchased, redeemed or otherwise retired any shares of any class of capital stock of the Company, directly or indirectly through a Subsidiary or otherwise, (iii) returned capital to its shareholders as such, or
(iv) made any other distribution on or in respect of any shares of any class of capital stock of the Company.

         9.6      Litigation and Contingent Liabilities. Except as set forth in
Schedule 9.6, no litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Company's knowledge, threatened against the Company or any Subsidiary which might reasonably be expected to have a Material Adverse Effect. There are no injunctions or temporary restraining orders (either pending or, to the Company's knowledge, threatened) that would prohibit the making of Loans. Other than any liability incident to such litigation or proceedings, neither the Company nor any Subsidiary has any contingent liabilities not listed on Schedule 9.6 or permitted by Section 10.7 which has had or might reasonably be expected to have a Material Adverse Effect.

         9.7 No Materially Adverse Contracts, etc. Neither the Company nor any of its Subsidiaries is subject to any charter, corporate or, to the Company's knowledge, other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement that has or is expected to have any Material Adverse Effect.

         9.8 Compliance. Neither the Company nor any of its Subsidiaries is in violation of any provision of its articles of incorporation, bylaws, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any statute, license, rule or regulation applicable to it, or, to the Company's knowledge, any decree, order or judgment, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or result in a Material Adverse Effect. No contract or other agreement to which the Company or any Subsidiary is a party, the termination of which might reasonably be expected to have a Material Adverse Effect, has been terminated.

         9.9 Taxes. Each of the Company and each Subsidiary has filed all tax returns and reports (federal, state, local, foreign and other applicable tax returns) required to be filed by or on behalf of it and has paid or caused to be paid all taxes and other governmental charges due for the periods covered thereby, including interest and penalties, other than any such taxes or charges
(i) for which a timely and proper extension has been obtained and (ii) that are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained to the extent required by GAAP, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors. The Company has set aside reserves on its balance sheet for the payment of all liabilities for all taxes (whether or not disputed) of the Company accrued through the date of such balance sheet to the extent required by GAAP.

         9.10 Information. All information heretofore or contemporaneously with this Agreement furnished in writing by the Company or any other Loan Party to the Agents or any Bank for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Company or any other Loan Party to the Agents or any Bank pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Agents and the Banks that any projections and forecasts provided by the Company are based on good faith estimates and assumptions believed by the Company to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

         9.11 Solvency. On the Closing Date, and immediately prior to and after giving effect to the transactions contemplated by this Agreement and the making of each Loan, (i) the Company's and each other Loan Party's assets will exceed its liabilities and (ii) each of the Company and each other Loan Party will be solvent, will be able to pay its debts as they mature, will own property with fair saleable value greater than the amount required to pay its debts and will have capital sufficient to carry on its business as then constituted.

         9.12 No Default. No Event of Default or Unmatured Event of Default exists or would result from the incurring by the Company of any Debt under this Agreement or under any other Loan Document.

         9.13 Use of Proceeds. The Company will apply the proceeds of any Loan or Letter of Credit under this Agreement for working capital and general corporate purposes.

         9.14 Subsidiaries. Except as set forth on Schedule 9.14 hereto, the Company has no Subsidiaries.

         9.15 Ownership of Properties; Liens. Except as permitted pursuant to Section 10.8 and subject to Section 9.16, each of the Company and each Subsidiary owns good title to all of its properties and assets, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like).

         9.16 Intellectual Property. To the best of the Company's knowledge after due inquiry, and except as set forth in Schedule 9.16, the Company and each of its Subsidiaries owns and possesses or has a license or other right to use all such patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the business of the Company and its Subsidiaries as conducted on the Closing Date, without any infringement upon rights of others which might reasonably be expected to have a Material Adverse Effect.

         9.17 Insurance. Set forth on Schedule 9.17 is a complete and accurate summary of the property and casualty insurance program of the Company and its Subsidiaries as of the Closing Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self-insured retention and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving the Company or any Subsidiary).

         9.18 Investment Company Act; Public Utility Holding Company Act. Neither the Company nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940. Neither the Company nor any Subsidiary is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935.

         9.19 Regulations T, U and X. None of the transactions contemplated by this Agreement or any of the other Loan Documents, including the use of the proceeds of the Loans, will violate or result in a violation of any regulation issued pursuant to Section 7 of the Securities Exchange Act of 1934, as amended, including, without limitation, Regulations T, U and X and the Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

         9.20 Securities Matters. The making of the Loans, the application of the proceeds and repayment thereof by the Company and the consummation of the transactions contemplated by this Agreement and the other Loan Documents will not violate any provision of any federal or state securities statutes, rules or regulations, or any order issued by the Securities and Exchange Commission (collectively, the "Securities Laws).

         9.21 Pension and Welfare Plans. (a) Except as set forth in Schedule 9.21, during the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement, (i) no steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by the Company of any material liability, fine or penalty. The Company has no contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA.

         (b) Except as set forth in Schedule 9.21, all contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Company or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither the Company nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan, received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, might result in a withdrawal or partial withdrawal from any such plan; and neither the Company nor any member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

         9.22     Environmental Matters.

         To the best of the Company's knowledge based upon a good faith review, neither the Company nor any Subsidiary, nor any operator of the Company's or any Subsidiary's properties, is in violation, or alleged violation, of any judgment, decree, order, law, permit, license, rule or regulation pertaining to environmental matters, including those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 or any other Environmental Law which individually or in the aggregate might reasonably be expected to have a Material Adverse Effect.

         Neither the Company nor any Subsidiary has received notice from any third party, including any federal, state or local governmental authority (i) that any one of them has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B,
(ii) that any hazardous waste, as defined by 42 U.S.C. Section 6903(5), any hazardous substance as defined by 42 U.S.C. Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C. Section 9601 (33) or any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental Law (all of the foregoing, "Hazardous Substances"), which any one of them has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted a remedial investigation, removal or other response action pursuant to any Environmental Law, (iii) that the Company or any Subsidiary must conduct a remedial investigation, removal, response action or other activity pursuant to any Environmental Law or (iv) of any Environmental Claim.

         To the best of the Company's knowledge, except as set forth on Schedule 9.22, (i) no portion of any real property or other assets of the Company or any Subsidiary has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance in all material respects with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties, (ii) in the course of any activities conducted by the Company, any Subsidiary or the operators of any real property of the Company or any Subsidiary, no Hazardous Substances have been generated or are being used on such properties except in accordance in all material respects with applicable Environmental Laws, (iii) there have been no Releases or threatened Releases of Hazardous Substances on, upon, into or from any real property or other assets of the Company or any Subsidiary, which might individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iv) there have been no Releases on, upon, from or into any real property in the vicinity of any real property or other assets of the Company or any Subsidiary which, through soil or groundwater contamination, may have come to be located on, upon or into any real property or other assets of the Company or any Subsidiary, and which might reasonably be expected to have a Material Adverse Effect and (v) any Hazardous Substances generated by the Company and its Subsidiaries have been transported offsite only by properly licensed carriers and delivered only to treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are operating in compliance in all material respects with such permits and applicable Environmental Laws.

         9.23 Labor Matters. Neither the Company nor any Subsidiary is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving the Company or any Subsidiary that singly or in the aggregate might reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Company and its Subsidiaries are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

         9.24 Disclosure. None of this Agreement or any of the other Loan Documents contains any untrue statement of a material fact or omits to state a material fact (known to the Company or any of its Subsidiaries in the case of any document or information not furnished by it or any of its Subsidiaries) necessary in order to make the statements herein or therein not misleading. There is no fact known to the Company or any of its Subsidiaries which materially adversely affects, or which is reasonably likely in the future to materially adversely affect, the business, assets, financial condition or prospects of the Company or any of its Subsidiaries, exclusive of effects resulting from changes in general economic conditions, legal standards or regulatory conditions.

         9.25 Survival of Warranties. All representations contained in this Agreement and the other Loan Documents survive the execution and delivery of this Agreement.

                                   SECTION 10
                                   COVENANTS

         Until the expiration or termination of the Commitments and thereafter until all obligations of the Company hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, the Company agrees that, unless at any time the Required Banks shall otherwise expressly consent in writing, it will:

         10.1 Reports, Certificates and Other Information. Furnish to the Administrative Agent and each Bank:

                  10.1.1 Annual Report. Promptly when available and in any event within 90 days after the close of each Fiscal Year a copy of the annual audit report of the Company and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets and statements of earnings and cash flows of the Company and its Subsidiaries as at the end of such Fiscal Year, certified without qualification by PriceWaterhouseCoopers LLP or other independent auditors of recognized standing selected by the Company and reasonably acceptable to the Required Banks, together with a written statement from such accountants to the effect that in making the examination necessary for the signing of such annual audit report by such accountants, nothing came to their attention that caused them to believe that the Company was not in compliance with any provision of Section 10.6, 10.7, 10.9 or 10.10 of this Agreement insofar as such provision relates to accounting matters or, if something has come to their attention that caused them to believe that the Company was not in compliance with any such provision, describing such non-compliance in reasonable detail.

                  10.1.2 Interim Reports. Promptly when available and in any event within 45 days after the end of each Fiscal Quarter (except the last Fiscal Quarter of each Fiscal Year), consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Quarter, together with consolidated statements of earnings for each Fiscal Quarter in such Fiscal Year and cash flows for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, together with a comparison with the corresponding period of the previous Fiscal Year.

                  10.1.3 Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of quarterly statements pursuant to Section 10.1.2, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by the Chief Financial Officer or Treasurer of the Company, containing a computation of each of the financial ratios and restrictions set forth in
Section 10.6 and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it.

                  10.1.4 Reports to the SEC and to Shareholders. Promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of the Company or any Subsidiary filed with the SEC; copies of all registration statements of the Company or any

Subsidiary filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally.

                  10.1.5 Notice of Default, Litigation and ERISA Matters. Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Company or the Subsidiary affected thereby with respect thereto:

                  (a) the occurrence of an Event of Default or an Unmatured Event of Default;

                  (b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to the Banks which has been instituted or, to the knowledge of the Company, is threatened against the Company or any Subsidiary or to which any of the properties of any thereof is subject which might reasonably be expected to have a Material Adverse Effect;

                  (c) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Company furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of the Company with respect to any post-retirement welfare plan benefit, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such Pension Plan or Multiemployer Pension Plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such Pension Plan or Multiemployer Pension Plan is or may be terminated, or that any such Pension Plan or Multiemployer Pension Plan is or may become insolvent;

                  (d) any cancellation or change in any insurance maintained by the Company or any Subsidiary which cancellation or change might reasonably be expected to have a Material Adverse Effect; or

                  (e) any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which might reasonably be expected to have a Material Adverse Effect.

                  10.1.6 Management Reports. Promptly following receipt by the Company, copies of all detailed management reports submitted to the Company by independent auditors in connection with each annual or interim audit made by such auditors of the books of the Company.

                  10.1.7 Projections. As soon as practicable, and in any event within 45 days after the commencement of each Fiscal Year, financial projections for the Company and its Subsidiaries for such Fiscal Year prepared in a manner consistent with the projections delivered by the Company to the Banks prior to the Closing Date or otherwise in a manner reasonably satisfactory to the Administrative Agent, accompanied by a certificate of the Chief Financial Officer or Treasurer of the Company on behalf of the Company to the effect that
(i) such projections were prepared by the Company in good faith, (ii) the Company has a reasonable basis for the assumptions contained in such projections and (iii) such projections have been prepared in accordance with such assumptions.

                  10.1.8 Debt Notices. Promptly following receipt by the Company or any of its Subsidiaries, copies of any material notices (including notices of default or acceleration) received from any holder or trustee of, under or with respect to any Debt of the Company or such Subsidiary.

                  10.1.9 Other Information. Promptly from time to time, such other information concerning the Company and its Subsidiaries as any Bank or the Administrative Agent may reasonably request.

         10.2 Books, Records and Inspections. Keep, and cause each Subsidiary to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each Subsidiary to permit, any Bank or the Administrative Agent or any representative thereof to inspect the properties and operations of the Company or such Subsidiary; and permit, and cause each Subsidiary to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), any Bank or the Administrative Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Company hereby authorizes such independent auditors to discuss such financial matters with any Bank or the Administrative Agent or any representative thereof), and to examine (and, at the expense of the Company or the applicable Subsidiary, photocopy extracts from) any of its books or other records. All such inspections or audits by the Administrative Agent if an Event of Default exists shall be at the Company's expense.

         10.3 Compliance with Laws; Payment of Taxes and Liabilities. (a) Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; and (b) pay, and cause each Subsidiary to pay, prior to delinquency, all taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, might become a Lien on any of its property; provided that the foregoing shall not require the Company or any Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books reserves with respect thereto to the extent required by GAAP.

         10.4     Maintenance of Property; Insurance.

                  (a) Keep, and cause each Subsidiary to keep, all property useful and necessary in the business of the Company or such Subsidiary in good working order and condition, ordinary wear and tear excepted.

                  (b) Maintain, and cause each Subsidiary to maintain, with responsible insurance companies, such insurance as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, but which shall insure against all risks and liabilities of the type identified on Schedule 9.17 and shall have insured amounts not materially less than, and deductibles not materially higher than, those set forth on such schedule; and, upon request of the Administrative Agent or any Bank, furnish to the Administrative Agent or such Bank a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Company and its Subsidiaries.

         10.5 Maintenance of Existence, etc. Maintain and preserve, and (subject to Section 10.11) cause each Subsidiary to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (except in those instances in which the failure to be qualified or in good standing does not have a Material Adverse Effect).

         10.6     Financial Covenants.

                  10.6.1 Leverage Ratio. Not permit the Leverage Ratio on the last day of each Fiscal Quarter to be greater than 2.25 to 1.00.

                  10.6.2 Interest Coverage Ratio. Not permit the Interest Coverage Ratio on the last day of each Fiscal Quarter to be less than 3.50 to 1.00.

                  10.6.3 Minimum Net Worth. Not permit Net Worth as of the last day of (i) the Fiscal Quarter ending June 30, 2003 to be less than $215,000,000 and (ii) any subsequent Fiscal Quarter to be less than the sum of
(A) the amount required hereunder for the last day of immediately preceding Fiscal Quarter plus (B) 50% of the consolidated net income, exclusive of losses, of the Company and its Subsidiaries for such subsequent Fiscal Quarter.

         10.7 Limitations on Debt. Not, and not permit any Subsidiary to, create, incur, assume or suffer to exist any Debt, except:

                  (a)      intentionally omitted;

                  (b) Debt secured by Liens permitted by Section 10.8(d), and extensions, renewals and refinancings thereof; provided that the aggregate amount of all Debt secured by Liens permitted by Section 10.8(d) at any time outstanding shall not exceed $20,000,000;

                  (c)      Debt of Guarantor Subsidiaries to the Company;

                  (d)      unsecured Debt of the Company to Subsidiaries;

                  (e) unsecured subordinated Debt of the Company (other than to Subsidiaries) in an aggregate amount not to exceed $200,000,000 at any time outstanding which has subordination terms, covenants, pricing and other terms and conditions which have been approved in writing by Administrative Agent in advance of the incurrence thereof, which approval shall not be unreasonably withheld so long as (1) such Debt matures after all obligations under this Agreement and the other Loan Documents have matured and become due and payable in full, (2) the subordination terms provide that no payment shall be made on such Debt, and no enforcement or collection action shall be taken by the holder of such Debt, if any Event of Default exists and is continuing under this Agreement and are otherwise consistent with then prevailing subordination terms and conditions, (3) the covenants and events of default with respect to such Debt are less restrictive than those contained in this Agreement and the other Loan Documents and (4) the pricing and other terms and conditions of such Debt are consistent with then prevailing market terms applicable to Debt of such character and type;

                  (f) other senior unsecured Debt of the Company (other than to Subsidiaries) or of any Subsidiary (other than to the Company or any Subsidiary) in an aggregate amount not to exceed $10,000,000 at any time outstanding on terms and conditions which are approved in writing by the Required Banks in advance of the incurrence thereof, which approval shall not be unreasonably withheld so long as (1) such Debt matures after all obligations under this Agreement and the other Loan Documents have matured and become due and payable in full, (2) the covenants and events of default with respect to such Debt are not more restrictive than those contained in this Agreement and the other Loan Documents and (3) the pricing and other terms and conditions of such Debt are consistent with then prevailing market terms applicable to Debt of such character and type;

                  (g) Mortgage Debt of the Company (other than to Subsidiaries) or of any Subsidiary (other than to the Company or any Subsidiary) in an aggregate amount not to exceed $25,000,000 at any time outstanding on terms and conditions which are approved in writing by Administrative Agent in advance of the incurrence thereof, which approval shall not be unreasonably withheld so long as the pricing and other terms and conditions of such Debt are consistent with then prevailing market terms applicable to Debt of such character and type;

                  (h) Hedging Obligations incurred for bona fide hedging purposes and not for speculation; and

                  (i) Debt described on Schedule 10.7 and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased.

         10.8 Liens. Not, and not permit any Subsidiary to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

                  (a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains reserves to the extent required by GAAP;

                  (b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker's compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains reserves to the extent required by GAAP;

                  (c)      Liens described on Schedule 10.8;

                  (d) subject to the limitation set forth in Section 10.7(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by the Company or any Subsidiary (and not created in contemplation of such acquisition) and
         (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all (but not greater than the cost thereof) or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 60 days of the acquisition thereof and attaches solely to the property so acquired;

                  (e) attachments, levied judgments and other similar Liens arising in connection with court proceedings with respect to which no Event of Default would exist under Section 12.1.8 or 12.1.9;

                  (f) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Company or any Subsidiary;

                  (g) subject to the limitations set forth in Section 10.7(g), Mortgage Liens; and

                  (h) other Liens, in addition to the Liens listed above, provided that the aggregate amount of all Debt or other obligations secured thereby at any time outstanding shall not exceed $500,000.

In addition, the Company will not, and will not permit any Subsidiary to, enter into any document, instrument, agreement or undertaking other than this Agreement which would prohibit the Company from granting any Lien upon any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired).

         10.9 Operating Leases. Not permit the aggregate amount of all rental payments under Operating Leases other than those described on Schedule
10.9 made (or scheduled to be made)
by the Company and its Subsidiaries (on a consolidated basis) to exceed $5,000,000 in any Fiscal Year.

         10.10    Restricted Payments. Not, and not permit any Subsidiary to,
(a) make any dividends or distributions to any of its shareholders (other than dividends and distributions in the form of its own capital stock) or purchase or redeem any of its capital stock or other equity interests or any warrants, options or other related rights, except that (i) any Subsidiary may make dividends or distributions to the Company or to a Wholly-Owned Subsidiary and
(ii) so long as no Event of Default or Unmatured Event of Default exists or results therefrom, the Company may make dividends and distributions to its shareholders and may purchase or redeem its capital stock, other equity interests, warrants, options and other related rights so long as the aggregate amount paid in respect of such dividends, distributions, purchases and redemptions in any Fiscal Year does not exceed $35,000,000 plus the Cumulative Net Income Available for Distribution as of the date such dividends, distributions, purchases or redemptions are made, (b) pay any management fees or similar fees to any of its shareholders or any Affiliate thereof other than those which arise pursuant to bona fide arm's length transactions in the ordinary course of business and reasonable and customary directors' fees, (c) make any redemption, prepayment, defeasance or repurchase of any Debt other than Debt permitted under Section 10.7(a), 10.7(b), 10.7(c), 10.7(d) or 10.7(h) or
(d) set aside funds for any of the foregoing.

         10.11 Mergers, Consolidations, Acquisitions, Sales. Not, and not permit any Subsidiary to, be a party to any merger or consolidation, purchase or acquire all or substantially all of the assets of any other Person, all or substantially all of any division of any other Person or, except as permitted under Section 10.19, any stock of any class of, or any partnership or joint venture interest in, any other Person, or, except in the ordinary course of its business, sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any receivables, except for
(a) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Wholly-Owned Subsidiary into the Company or into, with or to any other Wholly-Owned Subsidiary; (b) any such purchase or other acquisition by the Company or any Wholly-Owned Subsidiary of the assets or stock of any Wholly-Owned Subsidiary; (c) any Acquisition by the Company or any Wholly-Owned Subsidiary where:

                  (1) immediately before and after giving effect to such Acquisition, no Event of Default or Unmatured Event of Default shall exist;

                  (2) the aggregate consideration to be paid by the Company and its Subsidiaries (including any Debt assumed or issued in connection therewith and the value of all capital stock issued in connection therewith, the amount thereof to be calculated in accordance with GAAP) in connection with such Acquisition (or any series of related Acquisitions) does not exceed $70,000,000 individually and $150,000,000 in the aggregate when taking into consideration the aggregate purchase price of all other purchases and acquisitions consummated after the Closing Date;

                  (3) not less than five (5) Business Days prior to entering into any definitive agreement in connection with such Acquisition, the Company shall have delivered to the Administrative Agent a reasonably detailed description of such Acquisition, together with historical audited or reviewed financial statements of the Person to be acquired or from whom the assets which are the subject of such Acquisition are to be acquired and, without any adjustment to the historical financial performance of the Company, such Person or assets, projections of the effect of such Acquisition on the Company's financial performance, demonstrating to the satisfaction of Administrative Agent that both before and after giving effect to such Acquisition, the Company is and will be in pro forma compliance with all the financial ratios and restrictions set forth in Section 10.6;

                  (4) in the case of the Acquisition of any Person, the Board of Directors, and, if required by applicable law, the shareholders of the Company and the Person so acquired have approved the acquisition; and

                  (5) immediately before and after giving effect to such Acquisition, the Revolving Outstandings (less any cash on hand and Cash Equivalent Investments of the Company) shall not exceed 80% of the Revolving Loan Commitments then in effect; and

(d) sales and dispositions of assets (including the stock of Subsidiaries) for at least fair market value (as determined by the Board of Directors of the Company for any such sale or disposition outside the ordinary course of business) so long as the net book value of all assets sold or otherwise disposed of prior to the fifth anniversary of the Closing Date does not exceed the remainder of (1) 10% of the net book value of the consolidated tangible assets of the Company and its Subsidiaries as of the most recently ended Fiscal Quarter minus (2) the aggregate value of all such sales and dispositions since the Closing Date.

         10.12 Modification of Documents. Not permit the Certificate or Articles of Incorporation, By-Laws, other organizational documents or any documents, instruments or agreements evidencing, securing or governing the terms of repayment of any Debt of the Company or any Subsidiary or the Tuscola Unit C Agreement to be amended or modified in any way which might reasonably be expected to materially adversely affect the interests of the Banks.

         10.13 Use of Proceeds. Use the proceeds of the Loans, and the Letters of Credit, solely for working capital and for other general corporate purposes; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying" any Margin Stock.

         10.14 Further Assurances. Take, and cause each Subsidiary to take, such actions as are necessary or as the Administrative Agent or the Required Banks may reasonably request from time to time to ensure that the obligations of the Company hereunder and under the Loan Documents are guaranteed, by causing the execution and delivery to the Administrative Agent of (a) a counterpart of the Guaranty executed by all Subsidiaries (including, promptly upon the acquisition or creation thereof, each Subsidiary acquired or created after the date hereof) other than Subsidiaries who collectively own less than 5% of the consolidated tangible assets of the Company and its Subsidiaries as determined in accordance with GAAP and (b) concurrently with such execution of a counterpart of the Guaranty by any Subsidiary (1) copies of the articles of incorporation and by-laws of such Subsidiary and resolutions of the board of directors (or similar governing body) of such Subsidiary authorizing the execution and delivery of the Guaranty, certified, in each case, by a duly authorized officer of such Subsidiary and (2) an opinion of counsel (which may be the Company's general counsel) substantially in the form of Exhibit E, with appropriate insertions, pertaining to such Subsidiary and its execution of a counterpart of the Guaranty.

         10.15 Transactions with Affiliates. Not, and not permit any Subsidiary to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Company and its Subsidiaries) which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates.

         10.16 Employee Benefit Plans. Maintain, and cause each Subsidiary to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.

         10.17 Environmental Matters. (a) If any Release or Disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of the Company or any Subsidiary, the Company shall, or shall cause the applicable Subsidiary to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, the Company shall, and shall cause each Subsidiary to, comply with any valid Federal or state judicial or administrative order requiring the performance at any real property of the Company or any Subsidiary of activities in response to the Release or threatened Release of a Hazardous Substance.

         (b) To the extent that the transportation of "hazardous waste" as defined by RCRA is permitted by this Agreement, the Company shall, and shall cause its Subsidiaries to, dispose of such hazardous waste only at licensed disposal facilities operating in compliance with Environmental Laws.

         10.18 Inconsistent Agreements. Not, and not permit any Subsidiary to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Company hereunder or by the performance by the Company or any Subsidiary of any of its obligations hereunder or under any other Loan Document or restrict the Company or any Subsidiary from granting any Lien upon any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired) to secure its obligations hereunder or any other Loan Document or (b) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to the Company or any other applicable Subsidiary, or pay any Debt owed to the Company or any other Subsidiary, (ii) make loans or advances to the Company or (iii) transfer any of its assets or properties to the Company.

         10.19 Investments. Not, and not permit any Subsidiary to, make or permit to exist any Investment in any other Person, except (without duplication) the following:

                  (a) contributions by the Company to the capital of any of its Guarantor Subsidiaries, or by any such Guarantor Subsidiary to the capital of any of its Guarantor Subsidiaries;

                  (b) in the ordinary course of business, Investments by the Company in any Guarantor Subsidiary or by any Subsidiary in the Company, by way of intercompany loans, advances or guaranties, all to the extent permitted by Section 10.7;

                  (c)      Suretyship Liabilities permitted by Section 10.7;

                  (d)      Cash Equivalent Investments;

                  (e) demand, time or certificates of deposit in, or issued by, any bank in the ordinary course of business, provided that the aggregate amount of all such deposits which are maintained with any bank located in the United States other than a Bank shall not exceed $500,000, excluding such amounts as are inadvertently remitted to a bank other than a Bank by any customer of the Company or any Subsidiary despite payment directions to the contrary given to such customer so long as such remittances promptly after receipt are deposited with a Bank;

                  (f) Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;

                  (g)      Investments to consummate Acquisitions permitted by
         Section 10.11;

                  (h)      Investments listed on Schedule 10.19; and

                  (i) other Investments, in addition to the Investments listed above, in an aggregate amount not in excess of 10% of the consolidated tangible assets of the Company and its Subsidiaries as determined in accordance with GAAP;

provided that (x) any Investment which when made complies with the requirements of the definition of the term "Cash Equivalent Investment" may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; (y) no Investment otherwise permitted by clause (b),
(c), or (g) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default exists.

         10.20    Fiscal Year. Not change its Fiscal Year.

                                   SECTION 11
                   EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

         The obligation of each Bank to make its Loans and of the Issuing Bank to issue Letters of Credit is subject to the following conditions precedent:

         11.1 Initial Credit Extension. The obligation of the Banks to make the initial Loans and the obligation of the Issuing Bank to issue its initial Letter of Credit (whichever first occurs) is, in addition to the conditions precedent specified in Section 11.2, subject to the conditions precedent that the Administrative Agent shall have received all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to the Administrative Agent), in form and substance satisfactory to the Administrative Agent:

                  11.1.1   Loan Documents. Each Loan Document.

                  11.1.2 Constitutive Documents. Copies, certified by the secretary or assistant secretary of each Loan Party, of:

                  (a) the articles of incorporation and by-laws of such Loan Party as amended to date; and

                  (b) resolutions of the Board of Directors of each Loan Party authorizing the execution, delivery and performance by such Loan Party of this Agreement, the Notes and the other Loan Documents to which such Loan Party is a party;

together with a certification by such secretary or assistant secretary of the names of the officer or officers of such Loan Party authorized to sign the Loan Documents to which such Loan Party is a party, together with a sample of the true signature of each such officer (it being understood that the Administrative Agent and each Bank may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein).

                  11.1.3 Consents, etc. Certified copies of all documents evidencing any necessary corporate or partnership action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Company and each other Loan Party of this Agreement, the Notes and the other Loan Documents.

                  11.1.4 Guaranty. A counterpart of the Guaranty executed by each Subsidiary of the Company required to execute the Guaranty under Section 10.14.

                  11.1.5 Opinions of Counsel. The opinion of Neal Gerber & Eisenberg substantially in the form of Exhibit E.

                  11.1.6   Intentionally Omitted.

                  11.1.7   Intentionally Omitted.

                  11.1.8 Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with all Attorney Costs of the Administrative Agent to the extent invoiced prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Administrative Agent's reasonable estimate of Attorney Costs incurred or to be incurred by the Administrative Agent through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and the Administrative Agent).

                  11.1.9 Solvency Certificate. A Solvency Certificate, substantially in the form of Exhibit G, executed by the Chief Financial Officer or Treasurer of the Company.

                  11.1.10 Closing Certificate. A certificate signed by the Chief Financial Officer or Treasurer of the Company dated as of the Closing Date affirming the matters set forth in Section 11.2.1 as of the Closing Date.

                  11.1.11 Other. Such other documents as the Administrative Agent or any Bank may reasonably request.

         11.2 Conditions. The obligation (a) of each Bank to make each Loan and (b) of the Issuing Bank to issue each Letter of Credit is subject to the following further conditions precedent that:

                  11.2.1 Compliance with Warranties, No Default, etc. Both before and after giving effect to any borrowing and the issuance of any Letter of Credit, the following statements shall be true and correct:

                  (a) the representations and warranties of the Company and each Subsidiary set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, and except to the extent changed by circumstances permitted by the terms of this Agreement); and

                  (b) no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.

                  11.2.2 Confirmatory Certificate. If requested by the Administrative Agent or any Bank, the Administrative Agent shall have received (in sufficient counterparts to provide one to each Bank) a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of the Company as to the matters set out in Section 11.2.1 (it being understood that each request by the Company for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a warranty by the Company that the conditions precedent set forth in Section 11.2.1 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit), together with such other documents as the Administrative Agent or any Bank may reasonably request in support thereof.

                  11.2.3 No Legal Impediment. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Bank would make it illegal for such Bank to make such Loan or to participate in the issuance, extension or renewal of such Letter of Credit or in the reasonable opinion of the Administrative Agent would make it illegal for the Issuing Bank to issue, extend or renew such Letter of Credit.

                                   SECTION 12
                       EVENTS OF DEFAULT AND THEIR EFFECT

         12.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

                  12.1.1 Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five days, in the payment when due of interest on any Loan or of any fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by the Company hereunder or under any other Loan Document.

                  12.1.2 Non-Payment of Other Debt. Any default shall occur under the terms applicable to any Debt of the Company or any Subsidiary in an aggregate amount (for all such Debt so affected) exceeding $10,000,000 and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require the Company or any Subsidiary to purchase or redeem such Debt) prior to its expressed maturity.

                  12.1.3 Other Material Obligations. Default (after giving effect to any applicable requirement of notice and/or grace) in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, the Company or any Subsidiary with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect; provided, however, that the foregoing shall not constitute an Event of Default hereunder so long as the Company or such Subsidiary is contesting such default in good faith by appropriate proceedings diligently conducted and has set aside on its books reserves with respect thereto to the extent required by GAAP.

                  12.1.4 Bankruptcy, Insolvency, etc. The Company or any Subsidiary becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or the Company or any Subsidiary applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Company or such Subsidiary or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Company or any Subsidiary or for a substantial part of the property of any thereof and is not discharged within 45 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of the Company or any Subsidiary, and if such case or proceeding is not commenced by the Company or such Subsidiary, it is consented to or acquiesced in by the Company or such Subsidiary, or remains for 45 days undismissed; or the Company or any Subsidiary takes any action to authorize, or in furtherance of, any of the foregoing.

                  12.1.5 Non-Compliance with Loan Documents. (a) Failure by the Company to comply with or to perform any covenant set forth in Sections 10.1.5(a), 10.6, 10.7, 10.8, 10.10, 10.11, 10.13, 10.19, or 10.20 except to the extent of any failure to comply with Section 10.19 due to demand, time or certificates of deposit in, or issued by, any bank in the ordinary course of business in excess of $500,000 so long as any such excess does not exist for more than thirty (30) days; or (b) failure by the Company to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section
12) and continuance of such failure described in this clause (b) for thirty (30) days after the Company knows, or should have known, of such failure.

                  12.1.6 Representation and Warranties. Any representation and warranty made by the Company or any Subsidiary herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by the Company or any Subsidiary to any Agent or any Bank in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified or deemed to have been stated or certified.

                  12.1.7 Pension Plans. (a) Institution of any steps by the Company or any other Person to terminate a Pension Plan if as a result of such termination the Company could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $5,000,000; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; or (c) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Company and the Controlled Group have incurred on the date of such withdrawal) exceeds $5,000,000.

                  12.1.8 Judgments. Final judgments which exceed an aggregate of $5,000,000 shall be rendered against the Company or any Subsidiary, excluding judgments (a) for which there is full insurance (subject to reasonable and customary deductibles) and with respect to which the insurer has assumed responsibility in writing, (b) for which there is full indemnification (upon terms and by creditworthy indemnitors which are satisfactory to Administrative Agent), (c) which have been paid, discharged or vacated or (d) which have been in force for a period of time not to exceed the applicable period for filing an appeal, which have been effectively stayed by the time required by the rules applicable to the court rendering such judgments or in respect of which the Company or such Subsidiary shall at the time in good faith be prosecuting an appeal or proceeding for review, so long as neither execution nor attachment has been levied thereunder or (e) covered under Section 12.1.9.

                  12.1.9   Intentionally Omitted.

                  12.1.10 Invalidity of Guaranty, etc. The Guaranty shall cease to be in full force and effect with respect to any Guarantor Subsidiary; or any Guarantor Subsidiary (or any Person by, through or on behalf of such Subsidiary) shall contest in any manner the validity, binding nature or enforceability of the Guaranty with respect to such Guarantor Subsidiary.

                  12.1.11 Change of Control. (a) Any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended), shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 30% of the outstanding securities (on a fully diluted basis and taking into account any securities or contract rights exercisable, exchangeable or convertible into equity securities) of the Company having voting rights in the election of directors under normal circumstances; or (b) during any 12 month period, individuals who are members of the Board of Directors of the Company at the beginning of such period shall cease for any reason to constitute a majority of the Board of Directors of the Company, other than due to expiration of term of service, death, disability, previously established mandatory retirement or resignation due to reasons other than those as a result of or in anticipation of circumstances described in the preceding clause (a).

                  12.1.12 Injunctions. The Company or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by a order of any court or administrative or regulatory agency from using any material patent, trademark, copyright or other intellectual property in a manner consistent with past practice if the effect of such order might reasonably be expected to have a Material Adverse Effect, unless the Company or such Subsidiary shall at the time in good faith be prosecuting an appeal or proceeding for review and in respect of which a stay of such order shall have been obtained pending such appeal or review.

                  12.1.13 Work Stoppages. There shall occur any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Company or any of its Subsidiaries if such event or circumstance is not covered by business interruption insurance and might reasonably be expected to have a Material Adverse Effect.

                  12.1.14 Loss of Licenses or Permits. There shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Company or any of its Subsidiaries if such loss, suspension, revocation or failure to renew might reasonably be expected to have a Material Adverse Effect.

                  12.1.15 Forfeitures. The Company or any of its Subsidiaries shall have been convicted for a state or federal crime, a punishment for which includes the forfeiture of any assets of the Company or such Subsidiary having a fair market value in excess of $5,000,000.

                  12.1.16 Cancellation, Invalidity of Loan Documents. The cancellation, termination, revocation or rescission of the Loan Documents otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Banks, or the commencement of any action at law, suit or in equity or other legal proceeding by or on behalf of the Company or any Loan Party or any of their respective stockholders, to cancel, revoke or rescind any of the Loan Documents , or the determination by any court or any other governmental or regulatory authority or agency of competent jurisdiction that any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof

         12.2 Effect of Event of Default. If any Event of Default described in Section 12.1.4 shall occur, the Revolving Loan Commitments (if they have not theretofore terminated) shall immediately terminate and the Loans and all other obligations hereunder shall become immediately due and payable and the Company shall immediately Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Administrative Agent (upon written request of the Required Banks) shall declare the Revolving Loan Commitments (if they have not theretofore terminated) to be terminated and/or declare all Loans and all other obligations hereunder to be due and payable and/or demand that the Company immediately Cash Collateralize all Letters of Credit, whereupon the Revolving Loan Commitments (if they have not theretofore terminated) shall immediately terminate and/or all Loans and all other obligations hereunder shall become immediately due and payable and/or the Company shall immediately Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind. The Administrative Agent shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration. Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section
12.1.1 or Section 12.1.4 may be waived by the written concurrence of all of the Banks, and the effect as an Event of Default of any other event described in this Section 12 may be waived by the written concurrence of the Required Banks. Any cash collateral delivered hereunder shall be held by the Administrative Agent (without liability for interest thereon) and applied to obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by the Administrative Agent to any remaining obligations hereunder and any excess, together with all earnings thereon, if any, shall be delivered to the Company or as a court of competent jurisdiction may direct. No termination of the Revolving Loan Commitments pursuant to this paragraph shall relieve the Company or any of its Subsidiaries of any of the obligations arising or incurred under this Agreement, any Letter of Credit or any other Loan Document.

                                   SECTION 13
                                   THE AGENTS

         13.1 Appointment and Authorization. (a) Each Bank hereby irrevocably (subject to Section 13.9) appoints, designates and authorizes the Agents to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, no Agent shall have any duty or responsibility except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

         (b) The Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit issued by it and the documents associated therewith. The Issuing Bank shall have all of the benefits and immunities (i) provided to the Agents in this Section 13 with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term "Agent", as used in this Section 13, included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

         13.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

         13.3 Liability of Agents. Neither any Agent nor any of its directors, officers, employees or other Person assisting them in their duties nor any employee or agent thereof shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby

(except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

         13.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate and, if it so requests, confirmation from the Banks of their obligation to indemnify such Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

         13.5 Notice of Default. Each Bank hereby agrees that, upon learning of the existence of an Event of Default, it shall promptly notify the Administrative Agent. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Banks, unless the Administrative Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a "notice of default". The Administrative Agent will notify the Banks of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Banks in accordance with Section 12; provided that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Banks.

         13.6 Credit Decision. Each Bank acknowledges that the Agents have not made any representation or warranty to it, and that no act by the Agents hereafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent to any Bank. Each Bank represents to the Agents that it has, independently and without reliance upon the Agents and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Bank also represents that it will, independently and without reliance upon the Agents and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Administrative Agent, no Agent shall have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Company which may come into the possession of such Agent.

         13.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent and its directors, officers, employees and any other Person assisting them in their duties or any employee or agent thereof (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do
so), pro rata, from and against any and all Indemnified Liabilities; provided that no Bank shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities resulting from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, termination of this Agreement and the resignation or replacement of the Agent.

         13.8 Agents in Individual Capacity. LaSalle, National City and their respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though LaSalle was not the Administrative Agent or the Issuing Bank hereunder, National City was not the Syndication Agent hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, LaSalle, National City and their respective Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them. With respect to their Loans (if any), LaSalle, National City and their respective Affiliates shall have the same rights and powers under this Agreement as any other

Bank and may exercise the same as though LaSalle was not the Administrative Agent and the Issuing Bank, National City was not the Syndication Agent, and the terms "Bank" and "Banks" include LaSalle, National City and their respective Affiliates, to the extent applicable, in their individual capacities.

         13.9 Successor Agents. Any Agent may resign as an Agent upon 30 days' notice to the Banks. If an Agent resigns under this Agreement, the Required Banks shall, with (so long as no Event of Default exists) the consent of the Company (which shall not be unreasonably withheld or delayed), appoint from among the Banks a successor agent for the Banks. If no successor agent is appointed prior to the effective date of the resignation of an Agent, such Agent may appoint, after consulting with the Banks and the Company, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the terms "Administrative Agent," "Syndication Agent" and "Agent," as applicable, shall mean such successor agent, and the retiring Agent's appointment, powers and duties as an Agent shall be terminated. After any retiring Agent's resignation hereunder as an Agent, the provisions of this Section 13 and Sections 14.6 and 14.13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement. If no successor agent has accepted appointment as an Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the retiring Agent hereunder until such time, if any, as the Required Banks appoint a successor agent as provided for above.

         13.10 Syndication Agent. There shall be no rights, obligations or liabilities afforded to or imposed upon the Syndication Agent by virtue of its status as such.

                                   SECTION 14
                                     GENERAL

         14.1 Waiver; Amendments. No delay on the part of any Agent or any Bank in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Notes shall in any event be effective unless the same shall be in writing and signed and delivered by the Required Banks, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall change the Pro Rata Share of any Bank without the consent of such Bank. No amendment, modification, waiver or consent shall (i) increase the Revolving Loan Commitments except as contemplated by Section 2.7 as in effect on the date of this Agreement, (ii) extend the date for payment of any principal of or any interest on the Loans or any fees payable hereunder, (iii) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder,
(iv) release the Guaranty, (v) alter the definition of "Required Banks" or "Pro Rata Share," (vi) amend this Section 14.1 or (vii) consent to any assignment or transfer by the Company or any of its Subsidiaries of any of its rights and obligations under this Agreement or any of the other Loan Documents without, in each case, the consent of all Banks (which consent shall not be unreasonably withheld in the case of a request for consent to a

Renewal Option). Notwithstanding the foregoing, the Required Banks may waive, compromise or extend the date for payment of any mandatory prepayment under
Section 6.2.2. No provision of Section 13 or other provision of this Agreement affecting any Agent in its capacity as such shall be amended, modified or waived without the consent of such Agent. No provision of this Agreement relating to the rights or duties of the Issuing Bank in its capacity as such shall be amended, modified or waived without the consent of the Issuing Bank. No amendment, modification, waiver or consent shall amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of the Swing Line Bank.

         14.2 Confirmations. The Company and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Administrative Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.

         14.3 Notices. Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on
Schedule 14.3 or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2.2 and 2.2.3, the Administrative Agent shall be entitled to rely on telephonic instructions from any person that the Administrative Agent in good faith believes is an authorized officer or employee of the Company, and the Company shall hold the Administrative Agent and each other Bank harmless from any loss, cost or expense resulting from any such reliance.

         14.4 Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement and the other Loan Documents, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Section 10 to eliminate or to not take into account the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Banks wish to amend
Section 10 for such purpose), then the Company's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Banks.

         14.5 Regulation U. Each Bank represents that it in good faith is not relying, either directly or indirectly, upon any Margin Stock as collateral security for the extension or maintenance by it of any credit provided for in this Agreement.

         14.6 Costs, Expenses and Taxes. The Company agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent (including Attorney Costs) in connection with the preparation, execution, syndication, delivery and administration of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), and all reasonable out-of-pocket costs and expenses (including Attorney Costs) incurred by the Administrative Agent and each Bank after an Event of Default in connection with the enforcement of this Agreement, the other Loan Documents or any such other documents. In addition, the Company agrees to pay, and to save the Agents and the Banks harmless from all liability for, (a) any stamp or other taxes (excluding income taxes and franchise taxes based on the Agents' or Banks' net income) which may be payable in connection with the execution and delivery of this Agreement, the borrowings hereunder, the issuance of the Notes, the issuance of any Letters of Credit or the execution and delivery of any other Loan Document or any other document provided for herein or delivered or to be delivered hereunder or in connection herewith and (b) any fees of the Company's auditors in connection with any reasonable exercise by the Administrative Agent and the Banks of their rights pursuant to Section 10.2. All obligations provided for in this Section
14.6 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

         14.7 Subsidiary References. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Company has one or more Subsidiaries.

         14.8 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

         14.9     Assignments; Participations.

                  14.9.1 Assignments. Any Bank may, with the prior written consents of the Issuing Bank and the Administrative Agent and (so long as no Event of Default exists) the Company (which consents shall not be unreasonably delayed or withheld and, in any event, shall not be required for an assignment by a Bank to one of its Affiliates), at any time assign and delegate to one or more commercial banks or other Persons (any Person to whom such an assignment and delegation is to be made being herein called an "Assignee") all or any fraction of such Bank's Loans and Revolving Loan Commitment (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Bank's Loans and Revolving Loan Commitment) in a minimum aggregate amount equal to $5,000,000; provided that (a) no assignment and delegation may be made to any Person if, at the time of such assignment and delegation, the Company would be obligated to pay any greater amount under Section 7.6 or
Section 8 to the Assignee than the Company is then obligated to pay to the assigning Bank under such Sections (and if any assignment is made in violation of the foregoing, the Company will not be required to pay the incremental amounts) and (b) the Company and the Administrative Agent shall be entitled to continue to deal solely and directly with such Bank in connection with the interests so assigned and delegated to an Assignee until the date when all of the following conditions shall have been met:

                  (x) five Business Days (or such lesser period of time as the Administrative Agent and the assigning Bank shall agree) shall have passed after written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee, shall have been given to the Company and the Administrative Agent by such assigning Bank and the Assignee,

                  (y) the assigning Bank and the Assignee shall have executed and delivered to the Company and the Administrative Agent an assignment agreement substantially in the form of Exhibit F (an "Assignment Agreement"), together with any documents required to be delivered thereunder, which Assignment Agreement shall have been accepted by the Administrative Agent, and

                  (z) except in the case of an assignment by a Bank to one of its Affiliates, the assigning Bank or the Assignee shall have paid the Administrative Agent a processing fee of $3,500.

From and after the date on which the conditions described above have been met,
(x) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a "Bank" hereunder and (y) the assigning Bank, to the extent that rights and obligations hereunder have been assigned and delegated by it pursuant to such Assignment Agreement, shall be released from its obligations hereunder. Within five Business Days after effectiveness of any assignment and delegation, the Company shall execute and deliver to the Administrative Agent (for delivery to the Assignee and the Assignor, as applicable) a new Revolving
Note in the principal amount of the Assignee's Pro Rata Share of the Revolving Loan Commitment, and, if the assigning Bank has retained a Revolving Loan Commitment hereunder, a replacement Revolving Note in the principal amount of the Pro Rata Share of the Revolving Loan Commitment retained by the assigning Bank (such Revolving Note to be in exchange for, but not in payment of, the predecessor Notes held by such assigning Bank). Each such Revolving Note shall be dated the effective date of such assignment. The assigning Bank shall mark each predecessor Revolving Note "exchanged" and deliver it to the Company. Accrued interest on that part of the predecessor Revolving Note being assigned shall be paid as provided in the Assignment Agreement. Accrued interest and fees on that part of the predecessor Revolving Note not being assigned shall be paid to the assigning Bank. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Revolving Note and in this Agreement. Any attempted assignment and delegation not made in accordance with this Section 14.9.1 shall be null and void.

         Notwithstanding the foregoing provisions of this Section 14.9.1 or any other provision of this Agreement, any Bank may at any time assign all or any portion of its Loans and its Notes to a Federal Reserve Bank (but no such assignment shall release any Bank from any of its obligations hereunder).

                  14.9.2 Participations. Any Bank may, with the prior written consent of the Company (which consent (i) shall not be required if any Event of Default exists or for a sale of a participating interest by a Bank to one of its Affiliates and (ii) shall not be unreasonably delayed or withheld), at any time sell to one or more commercial banks or other Persons participating interests in any Loan owing to such Bank, the Revolving Note held by such Bank, the Revolving Loan Commitment of such Bank, the direct or participation interest of such Bank in any Letter of Credit or any other interest of such Bank hereunder (any Person purchasing any such participating interest being herein called a "Participant"). In the event of a sale by a Bank of a participating interest to a Participant, (x) such Bank shall remain the holder of its Notes for all purposes of this Agreement, (y) the Company and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations hereunder and (z) all amounts payable by the Company shall be determined as if such Bank had not sold such participation and shall be paid directly to such Bank. No Participant shall have any direct or indirect voting rights hereunder except with respect to any of the events described in the fourth sentence of Section 14.1. Each Bank agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Bank enters into with any Participant. The Company agrees that if amounts outstanding under this Agreement and the Notes are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement, any Note and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or such Notes; provided that such right of setoff shall be subject to the obligation of each Participant to share with the Banks, and the Banks agree to share with each Participant, as provided in Section 7.5. The Company also agrees that each Participant shall be entitled to the benefits of Section 7.6 and Section 8 as if it were a Bank (provided that no Participant shall receive any greater compensation pursuant to Section 7.6 or Section 8 than would have been paid to the participating Bank if no participation had been sold).

         14.10 Governing Law. This Agreement and each Note shall be a contract made under and governed by the internal laws of the State of Illinois applicable to contracts made and to be performed entirely within such State. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Company and rights of the Agents and the Banks expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

         14.11 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

         14.12 Successors and Assigns. This Agreement shall be binding upon the Company, the Banks and the Agents and their respective successors and assigns, and shall inure to the benefit of the Company, the Banks and the Agents and the successors and assigns of the Banks and the Agents.

         14.13 Indemnification by the Company. In consideration of the execution and delivery of this Agreement by the Agents and the Banks and the agreement to extend the Revolving Loan

Commitments provided hereunder, the Company hereby agrees to indemnify, exonerate and hold each Agent, each Bank and each of the officers, directors, employees, Affiliates and agents of each Agent and each Bank (each a "Bank Party") free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including Attorney Costs (collectively, the "Indemnified Liabilities"), incurred by the Bank Parties or any of them as a result of, or arising out of, or relating to (i) any tender offer, merger, purchase of stock, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (ii) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any hazardous substance at any property owned or leased by the Company or any Subsidiary, (iii) any violation of any Environmental Laws with respect to conditions at any property owned or leased by the Company or any Subsidiary or the operations conducted thereon, (iv) the investigation, cleanup or remediation of offsite locations at which the Company or any Subsidiary or their respective predecessors are alleged to have directly or indirectly disposed of hazardous substances, (v) claims of any Persons in connection with any of the Securities Laws and relating to the making of the Loans or the transactions contemplated by this Agreement and the other Loan Documents. or (vi) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any of the Bank Parties, except for any such Indemnified Liabilities arising on account of the applicable Bank Party's gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All obligations provided for in this Section
14.13 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or any modification, release or discharge of any Guaranty and termination of this Agreement.

         14.14 Nonliability of Lenders. The relationship between the Company on the one hand and the Banks and the Agents on the other hand shall be solely that of borrower and lender. Neither any Agent nor any Bank shall have any fiduciary responsibility to the Company. Neither any Agent nor any Bank undertakes any responsibility to the Company to review or inform the Company of any matter in connection with any phase of the Company's business or operations. The Company agrees that neither any Agent nor any Bank shall have liability to the Company (whether sounding in tort, contract or otherwise) for losses suffered by the Company in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither any Agent nor any Bank shall have any liability with respect to, and the Company hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Company in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

         14.15 FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF

ILLINOIS; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH PROPERTY MAY BE FOUND. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

         14.16 Waiver of Jury Trial. EACH OF THE COMPANY, EACH AGENT AND EACH BANK HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

         14.17 Confidentiality. Each Agent and each Bank, without the prior written consent of the Company, (i) shall not disclose to any third party any information relative to the Company or any of its Subsidiaries which has been conspicuously designated by the Company as confidential or proprietary ("Confidential Information"), (ii) shall not use Confidential Information of the Company for its own purpose, except as specifically provided in this Agreement to effect the purposes of this Agreement, or to benefit a third party, (iii) shall not disseminate Confidential Information to any Person other than its employees, directors, officers, agents and attorneys who must be directly involved with such Confidential Information and (iv) shall not fail to use the same degree of care as for its own information of like importance (but in any event at least commercially reasonable care) in safeguarding against disclosure of Confidential Information. The foregoing restrictions on disclosure and use of Confidential Information shall not apply to any disclosure or use of any Confidential Information (i) in connection with any proposed assignment or participation permitted under Section 14.9, provided the Bank making such assignment or selling such participation has first obtained the Company's prior written consent to such disclosure or use, which consent shall not be unreasonably withheld so long as the prospective assignee or participant has agreed in writing to be bound by the provisions of this Section 14.17, (ii) which otherwise in its entirety is in the public domain, (iii) to the extent required by applicable law or any rule, regulation, decree, order or injunction of any foreign, federal, state, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof or any court or arbitrator, but only after each Agent and each Bank shall have given, to the extent permitted by applicable law, the Company written notice of such requirement and allowed the Company to contest such requirement, (iv) which is obtained by any Agent or any Bank from a third party not known to such Agent or such Bank to be under an obligation of confidentiality to the Company or (v) in connection with the enforcement by Administrative Agent and the Banks of their respective rights under this Agreement and the other Loan Documents, subject to the prior entry by the court in which such proceedings are pending of an appropriate order designed to afford the Company reasonable assurance such Confidential Information will be protected from unnecessary disclosure.

                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK.]

         Delivered at Chicago, Illinois, as of the day and year first above written.

                                    CABOT MICROELECTRONICS CORPORATION

                                    By:    _____________________________________
                                    Name:  _____________________________________
                                    Title: _____________________________________

                                    LASALLE BANK NATIONAL ASSOCIATION, as
                                    Administrative Agent

                                    By:    _____________________________________
                                    Name:  _____________________________________
                                    Title: _____________________________________

                                    LASALLE BANK NATIONAL ASSOCIATION, as
                                    Issuing Bank, Swing Line Bank and as a Bank

                                    By:    _____________________________________
                                    Name:  _____________________________________
                                    Title: _____________________________________

                                    NATIONAL CITY BANK OF MICHIGAN/ILLINOIS, as
                                    Syndication Agent

                                    By:    _____________________________________
                                    Name:  _____________________________________
                                    Title: _____________________________________

                                    NATIONAL CITY BANK OF MICHIGAN/ILLINOIS, as a Bank

                                    By:    _____________________________________
                                    Name:  _____________________________________
                                    Title: _____________________________________

                                    U.S. BANK NATIONAL ASSOCIATION, as a Bank

                                    By:    _____________________________________
                                    Name:  _____________________________________
                                    Title: _____________________________________

                                    BANK ONE, NA, as a Bank

                                    By:    _____________________________________
                                    Name:  _____________________________________
                                    Title: _____________________________________

                                PRICING SCHEDULE

         The Eurodollar Margin, the Base Rate Margin, the Non-Use Fee Rate and the LC Fee Rate shall be determined as set forth below.

         Initially, the Eurodollar Margin shall be 0.75% per annum, the Base Rate Margin shall be 0.00% per annum, the Non-Use Fee Rate shall be 0.1875% per annum and the LC Fee Rate shall be 0.75% per annum.

         The Eurodollar Margin, the Base Rate Margin, the Non-Use Fee Rate and the LC Fee Rate shall be adjusted, in accordance with the last paragraph of this Pricing Schedule, to equal the applicable rate per annum set forth in the table below opposite the applicable Leverage Ratio:

                                               EURODOLLAR        BASE RATE          NON-USE            LC FEE
LEVERAGE RATIO                                   MARGIN            MARGIN          FEE RATE             RATE
--------------                                 ----------        ---------         --------            ------
Greater than or equal to 1.50:1                  1.25%             0.00%             0.30%             1.25%
Greater than or equal to 1.00:1 but less
  than 1.50:1                                    1.00%             0.00%             0.25%             1.00%
Less than 1.00:1                                 0.75%             0.00%           0.1875%             0.75%

         The Eurodollar Margin, the Base Rate Margin, the Non-Use Fee Rate and the LC Fee Rate shall be adjusted, to the extent applicable, on the third Business Day after the 45th (or, in the case of the last Fiscal Quarter of each Fiscal Year, 90th) day after the end of each Fiscal Quarter commencing with the Fiscal Quarter ending September 30, 2003 based on the Leverage Ratio as of the last day of such Fiscal Quarter; it being understood that if the Company fails to deliver the financial statements required by Section 10.1.1 or 10.1.2, as applicable, and the related Compliance Certificate, required by Section 10.1.3 by the 45th day (or, if applicable, the 90th day) after any Fiscal Quarter, the Eurodollar Margin shall be 1.25%, the Base Rate Margin shall be 0.00%, the Non-Use Fee Rate shall be 0.30% and the LC Fee Rate shall be 1.25% until three Business Days following the delivery of such financial statements and Compliance Certificate. Notwithstanding the foregoing, no reduction to the foregoing interest rate margins or fee rates shall become effective at any time when an Event of Default or Unmatured Event of Default has occurred and is continuing.

                                  SCHEDULE 2.1

                            BANKS AND PRO RATA SHARES

                                                 Pro Rata Share
                                                  of Revolving
Bank                                            Commitment Amount                Pro Rata Share
----                                            -----------------                --------------
LaSalle Bank National Association                  $20,000,000                         40%
National City Bank of Michigan/Illinois            $10,000,000                         20%
U.S. Bank National Association                     $10,000,000                         20%
Bank One, NA                                       $10,000,000                         20%
TOTALS                                             $50,000,000                        100%

                                  SCHEDULE 9.6

                      LITIGATION AND CONTINGENT LIABILITIES

                                  SCHEDULE 9.14

                                  SUBSIDIARIES

                                  SCHEDULE 9.16

                              INTELLECTUAL PROPERTY

                                  SCHEDULE 9.17

                                    INSURANCE

                                  SCHEDULE 9.21

                            PENSION AND WELFARE PLANS

                                  SCHEDULE 9.22

                              ENVIRONMENTAL MATTERS

                                  SCHEDULE 10.7

                                  EXISTING DEBT

                                  SCHEDULE 10.8

                                 EXISTING LIENS

                                  SCHEDULE 10.9

                          EXISTING OPERATING AGREEMENTS

                                 SCHEDULE 10.19

                                   INVESTMENTS

                                  SCHEDULE 14.3

                              ADDRESSES FOR NOTICES

CABOT MICROELECTRONICS CORPORATION

870 North Commons Drive
Aurora, Illinois 60504
Attention:        William S. Johnson, Chief Financial Officer
Telephone:        (630) 375-5591
Facsimile:        (630) 499-2638

with a copy to:

870 North Commons Drive
Aurora, Illinois 60504
Attention:        Carol Bernstein, General Counsel
Telephone:        (630) 375-5461
Facsimile:        (630) 499-2644

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent, Issuing Bank and a Bank

Notices of Borrowing , Conversion, Continuation and Letter of Credit Issuance

135 South LaSalle Street
Chicago, Illinois 60603
Attention:        Maria Coronado
Telephone:        (312) 904-7517
Facsimile:        (312) 904-4448

All Other Notices

135 South LaSalle Street
Chicago, Illinois 60603
Attention:        Amy Damitio, First Vice President
Telephone:        (312) 904-2743
Facsimile:        (312) 904-0870

NATIONAL CITY BANK OF MICHIGAN/ILLINOIS

One North Franklin
Suite 3600
Chicago, Illinois 60606
Attention:        Richard H. Michalik, Senior Vice President
Telephone:        (312) 384-4650
Facsimile:        (312) 240-0301

U.S. BANK, NATIONAL ASSOCIATION

30 N. Michigan Avenue
Chicago, Illinois 60602
Attention:        Timothy A. Fossa, Vice President
Telephone:        (312) 696- 1347
Facsimile:        (312) 696-1397

BANK ONE, NA

10 South Wacker Drive
Suite 2100
Chicago, Illinois 60606
Attention:        Edward D. Gin, Vice President
Telephone:        (312) 661-0746
Facsimile:        (312) 648-5739

                                   EXHIBIT A-1

                             FORM OF REVOLVING NOTE

                              Please See Attached.

                                 REVOLVING NOTE

NOVEMBER 24, 2003

CHICAGO, ILLINOIS                                                  $____________

         FOR VALUE RECEIVED, the undersigned, CABOT MICROELECTRONICS CORPORATION, a Delaware corporation (the "Maker"), promises to pay to the order of ____________________________________ (the "Bank") at the principal office of
LaSalle Bank National Association (the "Administrative Agent") in Chicago, Illinois the aggregate unpaid amount of all Revolving Loans made to the undersigned by the Bank pursuant to the Credit Agreement referred to below (as shown on the schedule attached hereto (and any continuation thereof) or in the records of the Bank), such principal amount to be payable on the dates set forth in the Credit Agreement.

         The Maker further promises to pay interest on the unpaid principal amount of each Revolving Loan from the date such Revolving Loan is made until the date such Revolving Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America.

         This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Amended and Restated Credit Agreement, dated as of November 24, 2003 (as amended or otherwise modified from time to time, the "Credit Agreement"), among the Maker, certain financial institutions (including the Bank), the Administrative Agent and National City Bank of Michigan/Illinois, a national banking association, as Syndication Agent, to which Credit Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated. Capitalized terms used but not elsewhere defined in this Note shall have the respective meanings ascribed to such terms in the Credit Agreement.

         This Note is made under and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.

                                    CABOT MICROELECTRONICS CORPORATION

                                    By:    _____________________________________
                                    Name:  _____________________________________
                                    Title: _____________________________________

                                    Schedule attached to Revolving Note dated
                                    November 24, 2003 of CABOT MICROELECTRONICS
                                    CORPORATION payable to the order of ________

    Date and
 Amount of Loan            Date and Amount of
or of Conversion            Repayment or of                     Interest
  from another          Conversion into another               Period/Unpaid       Principal       Notation
  type of Loan               type of Loan                     Maturity Date        Balance         Made by
  ------------               ------------                     -------------        -------         -------
1. BASE RATE LOANS

2. EURODOLLAR LOANS

                                   EXHIBIT A-2

                             FORM OF SWING LINE NOTE

                              Please See Attached.

                                    EXHIBIT B

                         FORM OF COMPLIANCE CERTIFICATE

                              Please See Attached.

                                    EXHIBIT C

                                FORM OF GUARANTY

                              Please See Attached.

                                    EXHIBIT D

                            FORM OF JOINDER AGREEMENT

                              Please See Attached.

                                    EXHIBIT E

                           FORM OF OPINION OF COUNSEL

                              Please See Attached.

                                    EXHIBIT F

                          FORM OF ASSIGNMENT AGREEMENT

                              Please See Attached.

                                    EXHIBIT G

                          FORM OF SOLVENCY CERTIFICATE

                              Please See Attached.